UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.)

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Culp, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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1823 Eastchester Drive

High Point, North Carolina 27265

Telephone: (336) 889-5161

NOTICE OF 2022 ANNUAL MEETING

OF SHAREHOLDERS

To Our Shareholders:

Culp, Inc. (the “Company”) will hold its 2022 Annual Meeting of Shareholders (the “Annual Meeting”) at the Company’s corporate offices, located at 1823 Eastchester Drive, High Point, North Carolina, on Wednesday, September 28, 2022, at 12:00 p.m. Eastern Time.

The purpose of the Annual Meeting is to:

(1)	Elect the eight director nominees named in the accompanying Proxy Statement for a one-year term until the 2023 annual meeting;
(2)	Ratify the appointment of Grant Thornton LLP as our independent auditors for fiscal 2023;
(3)	Approve, through a non-binding advisory vote, the compensation of our named executive officers as disclosed in the accompanying Proxy Statement; and
(4)	Consider any other business that properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on July 28, 2022, are entitled to receive notice of, and to vote at, the Annual Meeting.

The Proxy Statement accompanying this notice contains detailed information about the matters we are asking you to vote on.  It is first being mailed to and made available to shareholders on or about August 24, 2022.  We hope you will read this information carefully and vote in accordance with the Board of Directors’ recommendations.  Your vote is very important to us.  Whether or not you expect to attend the Annual Meeting, please complete, date, and sign the enclosed form of proxy and return it promptly in the enclosed envelope.  If you attend the Annual Meeting and prefer to vote in person, your proxy will be returned to you upon request.  You may also vote by telephone or over the internet, as described in the Proxy Statement and on the proxy card.

We currently intend to hold the Annual Meeting in person.  However, we are actively monitoring the recommendations of public health officials in response to the continuing COVID-19 pandemic.  Please be advised that if we decide to change the location of the Annual Meeting or hold it partly or solely by means of virtual communications, as permitted by applicable law, we will announce such decision in advance, as promptly as practicable.  If we take this step, details of how to participate will be issued by a press release filed with the U.S. Securities and Exchange Commission (“SEC”) on a Form 8-K and posted on our website.

Given the public health and safety concerns related to COVID-19, we ask that each shareholder carefully evaluate the relative benefits of in-person attendance at the Annual Meeting and take advantage of the ability to vote by proxy, as instructed on the proxy card or voting instructions that have been provided to you.  If you elect to attend the Annual Meeting in person, we encourage you to follow guidance from public health authorities, as well as protocols required for all visitors to Company facilities, which may include temperature checks, social distancing, health questionnaires, and other measures, in order to help us maintain a safe and healthy environment.  If you are not feeling well or think you may have been exposed to COVID-19, we ask that you vote by proxy for the meeting.

By Order of the Board of Directors,

ASHLEY C. DURBIN
Vice President, General Counsel, and Corporate Secretary

August 24, 2022

Important Notice Regarding the Availability of Proxy Materials for the 2022 Annual Meeting to be held on September 28, 2022:  The Proxy Statement and 2022 Annual Report to Shareholders for the fiscal year ended May 1, 2022 are available free of charge at www.culp.com.

2022 Proxy Statement

PROXY STATEMENT SUMMARY

This summary highlights certain information contained elsewhere in our Proxy Statement.  Because the summary does not contain all of the information you should consider, we urge you to review the complete Proxy Statement carefully before voting.

Annual meeting of shareholders

Time, place, and voting matters		Meeting agenda
Date:	September 28, 2022	•	Election of eight directors

Time:	12:00 p.m. Eastern Time	•	Ratification of Grant Thornton as our independent auditors for fiscal 2023

Place:	Culp, Inc.	•	Advisory vote to approve executive compensation
1823 Eastchester Drive
	High Point, North Carolina 27265	•	Transact other business that may properly come before the meeting

Record Date:	July 28, 2022

Voting:

Shareholders of record as of the close of business on the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on. The number of outstanding shares entitled to vote at the meeting is 12,248,382.

How to vote

See “General Information” (beginning on page 7) for more information.

In addition to attending the annual meeting, shareholders of record can vote by any of the following methods:

By mailing your proxy card	By Telephone at 1-800-652-VOTE (8683) (within the USA, US territories, and Canada only)	By internet at www.investorvote.com/culp

If you hold your Culp shares in street name through an account with a bank, broker or other nominee, your ability to vote by internet or telephone depends on the voting process of the bank, broker or other nominees through which you hold the shares.  Please follow their instructions carefully.

Voting recommendations

Proposal	Board Vote Recommendation
Election of eight directors (see page 10)	“FOR” each director nominee
Ratification of Grant Thornton as our independent auditors for fiscal 2023 (see page 46)	“FOR”
Advisory vote to approve executive compensation (see page 47)	“FOR”

Our director nominees

See “Proposal 1 – Election of Directors” (beginning on page 10) and “Corporate Governance” (beginning on page 15) for more information.

The Board of Directors recommends that you vote “For” each nominee listed in the table below, which provides summary information about each nominee.  A full description of each nominee’s skills and qualifications begins on page 10.  Each director is elected annually.

Name	Age	Director since	Occupation	Independent
Franklin N. Saxon	70	1987	Executive Chairman, Culp, Inc.	No
Robert G. Culp, IV	51	2020	President and Chief Executive Officer, Culp, Inc.	No
John A. Baugh	61	2021	Vice President, Investor Relations, PROG Holdings, Inc.	Yes
Perry E. Davis	63	2019	Retired Executive Vice President, President – Residential & Industrial Products, Leggett & Platt, Incorporated	Yes
Sharon A. Decker	65	2019	President, Tryon Equestrian Partners, Carolina Operations	Yes
Kimberly B. Gatling	47	2021	Partner and Chief Diversity and Inclusion Officer at Fox Rothschild, LLP	Yes
Jonathan L. Kelly	42	2021	Founder and CEO of Asymmetric Holdings Worldwide	Yes
Fred A. Jackson	72	2016	Retired Chief Executive Officer, American & Efird LLC	Yes

Our nominees’ experience, qualifications, and diversity

The goal of our Corporate Governance and Nominating Committee is to create a Board that demonstrates competence, objectivity, and the highest degree of integrity on an individual and collective basis.  Our Board and the Corporate Governance and Nominating Committee believe broad and diverse skills and backgrounds among directors are critical elements of a highly functioning board.  The following chart reflects the experience and qualifications of the nominees for election as directors.

Director Nominee Experience and Qualifications

Experience/Qualifications	Culp	Baugh	Davis	Decker	Gatling	Kelly	Jackson	Saxon
Financial Literacy	✔	✔	✔	✔	✔	✔	✔	✔
Strategic Planning	✔	✔	✔	✔	✔	✔	✔	✔
Industry Experience	✔	✔	✔	✔	✔		✔	✔
Management Experience	✔	✔	✔	✔	✔	✔	✔	✔
International Experience	✔		✔	✔		✔	✔	✔
Finance/Accounting	✔	✔		✔		✔	✔	✔
Regulatory Compliance		✔	✔		✔	✔	✔	✔
Legal/Corporate Governance				✔	✔	✔		✔
Cybersecurity Experience					✔

Our Board of Directors values the contribution of diversity in achieving Company objectives and maintaining sound governance practices as it brings together individuals with different skills and ideas, from varying backgrounds and experiences, to create balanced and thoughtful decision-making that best serves shareholder interests. The Board believes such diversity provides varied perspectives that promote active and constructive dialogue among Board members and between the Board and management, resulting in more effective oversight.

Diversity refers to a broad array of individual characteristics that collectively enable the Board to operate effectively and fulfill its responsibilities. These characteristics include, among others, professional qualifications, business experience, age, gender, race, ethnicity, and cultural background.  Our nominees for election to the Board of Directors consist of eight directors with varying backgrounds and characteristics that blend to form a well-rounded group of individuals with deep knowledge of our business and industry, and both seasoned and fresh perspectives.

Diversity	Mix of Ages	Independence
• 25% of director nominees are women • 25% of director nominees are racially diverse	• 2 director nominees between 40-49 • 1 director nominee between 50-59 • 3 director nominees between 60-69 • 2 director nominee 70+ Average Age: 59	• 6 of 8 independent director nominees

Governance Highlights

Our board of directors and management firmly embraces good and accountable corporate governance.  We believe an attentive board, held to the highest standards of corporate governance, is a tangible advantage for our shareholders and for our businesses.  Our board makes substantial efforts to meet such standards.

✔	Annually elected directors; no classified board
✔	Varying lengths of board tenure balances experience with fresh insights
✔	Lead independent director
✔	6 out of 8 director nominees independent
✔	100% independent audit, compensation, and governance and nominating committees
✔	Regular executive sessions of independent directors
✔	Comprehensive self-evaluations annually for the Board and each committee
✔	One class of shares with each share entitled to one vote
✔	No poison pill in place
✔	Meaningful stock ownership guidelines in place
✔	Policy against hedging or pledging shares

Auditors

See “Audit Committee Report” (beginning on page 45) and “Proposal 2 – Ratification of Independent Auditor” (page 46).

We ask our shareholders to ratify the selection of Grant Thornton, LLP as our independent auditors for the fiscal 2023 year.  The information below summarizes Grant Thornton’s fees for services provided for fiscal years 2022 and 2021.

	Fiscal 2022	Fiscal 2021
Audit Fees	$555,806	$542,061
Audit-Related Fees (1)	$21,410	$8,000
Tax Fees (2)	$—	3,000
All Other Fees	—	—

(1)

Audit-Related fees for fiscal 2022 primarily consists of fees for assistance with IT control matters related to testing system access.  Audit-Related fees for fiscal 2021 primarily consists of fees for assistance with accounting matters related to our mattress fabrics segment.

(2)	Tax fees for fiscal 2021 primarily consists of fees for assistance with compliance with new IRS regulations.

Executive Compensation Highlights

For more information, see “Executive Compensation” (beginning on page 21) and “Proposal 3 – Advisory vote on executive compensation” (page 47).

Our Board of Director recommends that you vote “For” our advisory proposal on executive compensation.  This non-binding vote gives our shareholders the opportunity to approve the compensation paid to the individuals identified as named executive officers in this Proxy Statement.

The primary purpose of our fiscal 2022 executive compensation program was to support the corporate business goals of increasing our earnings, return on capital, cash generation, and shareholder value.  To accomplish this purpose, our program focused on the following:

✔	Embracing a pay for results philosophy, with total pay directly aligned with Company performance
✔	Attracting and retaining management with the knowledge, skills, and ability to lead the Company successfully
✔	Fairly compensating management for their service
✔	Aligning long-term interests of management with those of shareholders
✔	Maintaining a strong focus on growth in earnings, return on capital, cash generation, and shareholder return
✔	Maintaining a planned and disciplined approach to managing our business and capital utilization
✔	Supporting prudent/calculated risk taking
✔	Being more team oriented than individual-accountability oriented
✔	Maintaining a balanced time perspective as it relates to the long term and short term

Summary of Executive Compensation Practices for Fiscal 2022 Executive Compensation Program

	What We Do		What We Don’t Do
✔

Pay for performance – Total pay is directly aligned with Company performance through the use of performance-based incentives, with below target performance resulting in little or no payout and superior performance leading to above-target payouts.

		x	Do not provide excessive perquisites

✔

Challenging performance targets – Fiscal 2022 annual incentive award opportunities were tied to measures of operating income and free cash flow, key short-term financial metrics that were critical to the Company’s strategic priorities during a period of continued uncertainty and headwinds relating to the ongoing impact of the COVID-19 global pandemic and other macroeconomic conditions.

		x	Do not have single-trigger vesting of equity-based awards upon a change in control

✔

Align pay with longer-term Company performance success and enhance retention – Fiscal 2022 LTIP plan award opportunities included a combination of one-half performance-based and one-half time-based awards (except CEO opportunity included all performance-based awards) to align pay with longer-term Company performance success, while also enhancing the Company’s ability to retain key employees and aligning the long-term interests of management with those of shareholders.

		x	Do not provide employment agreements

✔

Executive stock ownership guidelines – We align the interests of our executive officers with the interests of our shareholders.  We expect our executive officers to own and retain meaningful amounts of Culp stock.

		x	Do not gross up excise taxes upon a change of control

✔	Mitigate undue risk – We have a clawback policy on performance-based compensation and caps on potential incentive payments.	x	Do not pay dividends on unearned performance shares or units

✔	Policy against hedging and pledging of Culp stock by executive officers and directors.

✔	Provide double-trigger severance and change-in-control arrangements.

✔	Include only independent directors on the Compensation Committee.

✔

The Compensation Committee engages and relies on an independent compensation consultant to evaluate our executive compensation programs.  The consultant reports directly to the Compensation Committee and provides no other services to the Company.

Summary of Company Performance Highlights and Effects on Compensation

Overall, the Company faced a difficult business environment during fiscal 2022, with a rapid rise in inflation, changing consumer spending patterns, COVID-related disruptions, weakness in the domestic mattress industry, and other geopolitical events materially affecting the performance of our business. These conditions resulted in decreased sales and adversely impacted profits and cash generation for the Company overall and for each of our mattress fabrics and upholstery fabrics operating segments.  As a result of below-threshold performance results for the applicable measures of operating income and free cash flow, no annual incentive compensation awards under our fiscal 2022 annual incentive plan were earned for executive officers in any of our three reporting units.

Long term equity incentive awards that were granted under the long term incentive compensation plan for the three-year period ending in fiscal 2022 consisted solely of performance-based stock awards for our then-chief executive officer and a mix of one-half performance-based stock awards and one-half time-based stock awards for all other executive officers.  Operating income (excluding non-recurring items) over the three-year performance period was the metric for the performance-based stock awards.  Operating results during this period were pressured during fiscal 2020 due primarily to the significant disruption from the COVID-19 pandemic, then strongly improved in fiscal 2021 as business began to recover from the pandemic-related disruption, and then were again significantly pressured in fiscal 2022 due to ongoing COVID-related disruption, the rapid rise in inflation, changing consumer spending patterns, and other macroeconomic conditions.  As a result, no performance-based stock awards granted in fiscal 2020 were earned by executive officer participants in our corporate shared services or mattress fabrics reporting units for the three-year period ending in fiscal 2022 due to below-threshold performance results.  One executive officer in our upholstery fabrics reporting unit earned a below-target portion of his performance-based stock award based on results between threshold and target levels for this reporting unit.

These results are consistent with our pay for performance philosophy.  Notably, in evaluating these results, the Compensation Committee did not alter or adjust the performance targets originally set under the fiscal 2022 annual incentive plan, despite unanticipated headwinds faced by the Company during the year from ongoing COVID-related disruption, the rapid rise in inflation, weakness in the domestic mattress industry, and other macroeconomic conditions.  Further, the Compensation Committee did not alter or adjust the previously set levels of operating income over the three-year performance period for performance-based stock awards under the long term incentive compensation plan, despite the significant and unexpected disruption in fiscal 2020 as a result of the COVID-19 pandemic and in fiscal 2022 as a result of ongoing pandemic-related disruption and other macroeconomic conditions.

GENERAL INFORMATION

This Proxy Statement is furnished to the shareholders of Culp, Inc. (the “Company”) by the Company’s Board of Directors in connection with the solicitation of proxies for use at the 2022 Annual Meeting of Shareholders of the Company (the “Annual Meeting”) or any adjournment thereof.  The Company will hold the 2022 Annual Meeting on Wednesday, September 28, 2022, at 12:00 p.m. local time at the Company’s corporate offices, 1823 Eastchester Drive, High Point, North Carolina.  The purpose of the Annual Meeting is to take action on the items described in this Proxy Statement, and on any other business that properly comes before the meeting.

This Proxy Statement, accompanying form of proxy, and the Company’s 2022 Annual Report to Shareholders for the fiscal year ended May 1, 2022 (the “Annual Report”) are first being mailed to shareholders on or about August 24, 2022.  The Annual Report does not constitute “soliciting material” and is not to be deemed “filed” with the Securities and Exchange Commission.

Whether or not you expect to attend the Annual Meeting, please complete, date, and sign the accompanying form of proxy and return it promptly to ensure that your shares are voted at the meeting.  Most shareholders have the choice of voting by completing the enclosed proxy card and mailing it in the postage-paid envelope provided, voting over the internet, or using a toll-free telephone number.  You should refer to the proxy card or the information forwarded by your bank, broker, or other holder of record to see which voting options are available to you.  Shareholders who vote over the internet may incur costs, such as telephone and internet access charges, for which the shareholder is responsible.  The internet and telephone voting facilities for eligible shareholders of record will remain available for voting up until commencement of the Annual Meeting at 12:00 p.m. local time on September 28, 2022.  Specific instructions to be followed by any shareholder interested in voting via the internet or telephone are shown on the enclosed proxy card.  The internet and telephone voting procedures are designed to authenticate the shareholder’s identity and to allow shareholders to vote their shares and confirm that their instructions have been properly recorded.  In the event that the proxy card does not reference internet or telephone voting information because the recipient is not the registered owner of the shares, the proxy card must be completed and returned in the self-addressed, postage-paid envelope provided.

If you hold your shares in street name, it is critical that you cast your vote if you want it to count in the election of our director nominees (Proposal 1 of this Proxy Statement) and in the advisory vote on the compensation of our named executive officers (a Say on Pay vote) (Proposal 3 of this Proxy Statement).  As a result of current regulations, your bank or broker is not allowed to vote your uninstructed shares on a discretionary basis on matters related to the election of directors or executive compensation.  Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of directors and the Say on Pay advisory vote, no votes will be cast on your behalf with respect to the proposals for which you did not provide voting instructions.  Your bank or broker will still have voting discretion on your uninstructed shares with respect to ratification of our independent auditors (Proposal 2 of this Proxy Statement) or routine matters that may properly come before the meeting.

Any shareholder giving a proxy may revoke it at any time before a vote is taken by:

•	duly executing a proxy bearing a later date;
•	executing a notice of revocation in a written instrument filed with the secretary of the Company; or
•	appearing at the meeting and notifying the secretary of the intention to vote in person.

Unless a contrary choice is specified, all shares represented by valid proxies that are received pursuant to this solicitation, and not revoked before they are exercised, will be voted FOR the election of all the director nominees named in this Proxy Statement, FOR ratification of the appointment of Grant Thornton LLP as the independent auditors of the Company for the current fiscal year, and FOR the Say on Pay shareholder resolution approving the Company’s compensation of our named executive officers.  The proxy also confers discretionary authority upon the persons named therein, or their substitutes, with respect to any other business that may properly come before the meeting.

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock of the Company is necessary to constitute a quorum at the Annual Meeting and any adjournment thereof.  If a quorum is not present or represented at the Annual Meeting, the shareholders present and entitled to vote have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented.  At any such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally notified.  A shareholder abstaining from the vote on a proposal and any votes not made or not permitted to be made by banks or brokers (broker non-votes) will be counted as present for purposes of determining whether a quorum is present, but will be counted as not having voted on the proposal in question.

With regard to the election of directors, shareholders may cast votes in favor of a nominee or withhold votes from a nominee, and directors will be elected by a plurality of the votes cast.  Votes that are withheld will be excluded entirely from the vote and will have no effect on the outcome of the election of directors.  Cumulative voting is not permitted.  With regard to ratification of Grant Thornton LLP as the Company’s independent auditors and approval of the Say on Pay shareholder resolution approving the Company’s compensation of our named executive officers, shareholders may vote for or against each proposal or abstain from voting, and each proposal will be approved if more votes are cast in favor of such proposal than are cast against it.  Abstentions and broker non-votes will have no effect on the outcome of the vote on any of these proposals.

Shareholders do not have dissenters’ rights with respect to any of the matters to be considered at the Annual Meeting.

Although the advisory vote on the Company’s compensation of our named executive officers is non-binding, the Board will consider the outcome when considering future executive compensation decisions.

The Company will bear the entire cost of preparing this Proxy Statement and of soliciting proxies.  Proxies may be solicited by employees of the Company, either personally, by special letter, or by telephone.  However, Company employees will not be specifically compensated for these services.  The Company also will request brokers and others to send solicitation material to beneficial owners of the Company’s stock and will, upon request, reimburse their out-of-pocket costs.

BENEFICIAL OWNERS OF 5% OR MORE OF OUR COMMON STOCK

The following table lists the beneficial ownership of the Company’s common stock with respect to each individual or entity known by the Company to be the beneficial owner of more than five percent of such common stock as of July 28, 2022.  This information is based solely on SEC filings made by the individuals or entities by that date.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Outstanding Shares (1)
Common stock, par value $.05 per share	Renaissance Technologies LLC 800 Third Avenue 100 New York, NY 10022	844,517 (2)	6.9%

	22NW Fund, LP 1455 NW Leary Way Suite 400 Seattle, WA 98107	730,905 (3)	6.0%

	Dimensional Fund Advisors, LP 6300 Bee Cave Road Building One Austin, TX 78746	699,483 (4)	5.7%

	Mill Road Capital III, L.P. 382 Greenwich Avenue Suite One Greenwich, CT 06830	680,469 (5)	5.5%

(1)	Applicable percentage ownership is based on 12,274,786 shares of our common stock outstanding as of July 28, 2022.
(2)

Based upon information obtained from a Schedule 13G/A filed with the Securities and Exchange Commission on February 11, 2022, Renaissance Technologies LLC has the power to vote 786,923 shares and dispositive power over 844,517 shares.

(3)

Based on information obtained from a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2022, 22NW Fund, LP, 22NW LP, 22NW Fund GP, LLC, 22NW GP, Inc., and Aron R. English have the power to vote and dispositive power over 730,905 shares.  Shares reported are directly owned by 22NW Fund, LP.  22NW LP serves as the investment manager of 22NW Fund, LP; 22NW GP, Inc. serves as the general partner of 22NW, LP. Aron R. English is the Portfolio Manager of 22 NW, LP, Manager of 22 NW Fund GP, LLC, and President and sole shareholder of 22NW GP, Inc.  By virtue of these relationships, 22NW LP, 22NW Fund GP, LLC, 22NW GP, Inc., and Mr. English may be deemed to beneficially own the shares held by 22NW Fund, LP.  Mr. English also directly owns an additional 1,450 shares.

(4)

Based upon information obtained from a Schedule 13G/A filed with the Securities and Exchange Commission on February 8, 2022, Dimensional Fund Advisors L.P. has the power to vote 679,986 shares and dispositive power over 699,483 shares.

(5)

Based upon information obtained from a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2022, Mill Road Capital III, L.P., Mill Road Capital III GP, LLC, and Thomas E. Lynch have the power to vote and dispositive power over 680,469 shares.  Shares reported are held by Mill Road Capital III, L.P.  Thomas E. Lynch is a management committee director of Mill Road Capital III GP, LLC, the general partner of Mill Road Capital III, L.P.

PROPOSAL 1:  ELECTION OF DIRECTORS

The number of directors constituting the Board has been fixed at eight in accordance with the Company’s bylaws.  Under the Company’s bylaws, directors are elected at each annual meeting and hold office for a one-year term or until their respective successors are elected and have qualified.  The terms of all eight of our current directors expire at the 2022 Annual Meeting, and thus eight directors will be elected for a one-year term at the 2022 Annual Meeting.  All of our director nominees are current directors.  Each nominee has consented to being named in the Proxy Statement and has agreed to serve as a member of the Board of Directors, if elected.

In the absence of specifications to the contrary, proxies will be voted for the election of each of the eight nominees listed in the table below, and an equal number of votes will be cast for each nominee.  In no case will proxies be voted for more than eight nominees.  The persons who receive the highest number of votes for election at the Annual Meeting will be elected as directors.  If, at or before the time of the meeting, any of the nominees becomes unavailable for any reason, the proxy holders have the discretion to vote for a substitute nominee or nominees.  The Board currently knows of no reason why any of the nominees listed below is likely to become unavailable.

NOMINEES, DIRECTORS, AND EXECUTIVE OFFICERS

Directors and Nominees:

FRANKLIN N. SAXON has been employed by the Company since 1983, serving in various capacities, including chief financial officer from 1985 to 1998.  In 1998, Mr. Saxon was elected president, Culp Velvets/Prints division.  From 2001 through 2004, Mr. Saxon served as executive vice president, chief financial officer, and president, Culp Velvets/Prints division.  The Board elected Mr. Saxon president and chief operating officer of the Company in 2004.  He was named chief executive officer in 2007 and was elected as vice chairman of the Board in 2018.  In April 2019, the Board elected Mr. Saxon as chairman of the Board, and effective January 1, 2020, he was named as executive chairman of the Company. Effective September 1, 2022, Mr. Saxon’s role with the Company is changing to non-executive chairman of the Board, as he will no longer be a full time employee or executive officer of the Company and he will less involved in day to day management.

Mr. Saxon brings extensive business, managerial, and leadership experience to the Board.  With over 39 years of experience with the Company, Mr. Saxon provides the Board with a vital understanding and appreciation of the Company’s business.  His strong leadership skills have been demonstrated through his services as chief executive officer from 2007 through 2019 and his service as a director since 1987, including as chairman beginning in 2019.  Mr. Saxon also has extensive financial management expertise, having worked in public accounting before joining the Company, and serving as the Company’s chief financial officer for many years.

ROBERT G. CULP, IV has been employed by the Company since 1998 and has served in various capacities, including president of the Culp Home Fashions Division from 2004 to 2019.  The Board elected Mr. Culp as chief operating officer of the Company in October 2018 and as president of the Company in March 2019.  He was elected by the Board as president and chief executive officer of the Company effective January 1, 2020.

Mr. Culp has very strong knowledge about the Company and its business, having been employed with the Company for more than 23 years.  He developed management and executive skills in a number of leadership roles in the Company before his role as president and CEO, as well as significant knowledge of the bedding and furniture industries.

JOHN A. BAUGH, CFA, is the Vice President of Investor Relations for PROG Holdings, Inc., a publicly traded fintech holding company that provides transparent and competitive payment options to consumers. Prior to joining PROG Holdings in September 2020, Mr. Baugh was a sell-side analyst with Stifel Financial, serving as Managing Director, Senior Equity Research from 2005 – 2020.  He also served as a sell-side analyst for Legg Mason Securities from 2004 – 2005 and Wheat First Union/Wachovia Securities from 1983 - 2004.  During his 37 years as an analyst on Wall Street, Mr. Baugh covered industry spaces including home furnishings, retail, building products, and lease-to-own, including coverage of the Company and many of its largest customers during much of this time.

Mr. Baugh brings to the Company a deep understanding of capital markets and institutional investing, as well as substantial knowledge about the furniture and bedding industries, both domestic and international. He has a strong knowledge about the Company and its business, as well as the business of several of the Company’s largest customers, based on his long tenure as a sell-side analyst covering the home furnishings industry.

PERRY E. DAVIS is the retired executive vice president and president of the Residential and Industrial Product segments for Leggett & Platt, Incorporated, a diversified manufacturer that designs and produces engineered products found in most homes and automobiles.  Mr. Davis joined Leggett & Platt, Incorporated in 1981 and served in various capacities within the Bedding Group, including president of U.S. Spring from 2004 to 2005, president of the Bedding Group from 2006 to 2012, president of the Residential

Products segment from 2012 until his retirement in February 2020, and president of the Industrial Products segment from 2017 until his retirement in February 2020.

Mr. Davis brings to the Company deep knowledge and extensive experience in the bedding and furniture industries, both domestic and international, and has substantial executive leadership and management experience gained through his long tenure with Leggett & Platt, Incorporated.

SHARON A. DECKER is president of Tryon Equestrian Partners, Carolina Operations, an investment group responsible for the development and operation of a premiere sports complex and resort in western North Carolina. Prior to holding this position, she served as chief operating officer of Tryon Equestrian Partners, Carolina Operations, from September 2015 to April 2020.  Prior to that, she served as president of NURAY Media, a media preservation company, from January 2015 until August 2015, and served as Secretary of Commerce for the State of North Carolina from January 2013 until December 2014.  Ms. Decker served as chief executive officer of The Tapestry Group, a non-profit organization, from September 2004 to January 2013, and has served as the chief executive officer of North Washington Street Properties, a community redevelopment company, since October 2004.  Ms. Decker served as president of The Tanner Companies, a direct marketer of women’s apparel, from August 2002 to September 2004, and president of Doncaster, a division of The Tanner Companies, from August 1999 to July 2002.  Ms. Decker also served as president and chief executive officer of the Lynnwood Foundation, which created and managed a conference facility and leadership institute, from 1997 until 1999.  From 1980 until 1997, she served Duke Energy Corporation, an electric power holding company, in various capacities, including as corporate vice president and in various strategic areas from marketing and community relations to customer service.  Ms. Decker currently serves on the board of directors of Coca-Cola Consolidated, Inc., a nonalcoholic beverage maker and distributor; on the Board of Trustees of the University of North Carolina at Charlotte; and on the board of directors of CTE, the largest provider of construction, industrial, and other related equipment in the Southeast.  She previously served as a director of SCANA Corporation, a diversified utility company, from 2006 to 2013 and from 2015 to 2018, and on the board of directors of Family Dollar Stores, Inc., a discount retailer, from 1999 to 2015.

Ms. Decker brings to the Company extensive business, leadership, and financial management experience from the numerous positions she has held across a broad range of fields, including large public companies and non-profit organizations.  Her diverse executive, marketing, and economic development experience, as well as her extensive experience serving on multiple corporate boards, provides a valuable perspective on operational and governance matters.

KIMBERLY B. GATLING is a partner and the Chief Diversity and Inclusion Officer at the law firm of Fox Rothschild LLP (formerly Smith Moore Leatherwood LLP).  She has been a partner at the firm since 2008 and has served as the Chief Diversity and Inclusion Officer for all of the firm’s 27 offices since 2020.  Ms. Gatling is a United States Registered Patent Attorney and a North Carolina State Certified Trademark Specialist.  Her legal practice is focused on intellectual property and information technology, including protection and enforcement of patents, trademarks, and copyrights; counseling clients on data protection and privacy, computer and internet related issues, and regulatory matters pertaining to product packaging, labeling, and advertising; and drafting and negotiating intellectual property license agreements, sponsored research agreements, joint development agreements, and software development and license agreements.  Over the course of her legal career, she has counseled a variety of clients in the textile industry, and in her role as Chief Diversity and Inclusion Officer, she serves as part of the firm’s leadership team and develops strategies that increase and promote a diverse workforce and inclusive environment at all levels of the firm. Throughout Ms. Gatling’s professional career, she has also invested in her community through service and leadership with various entities. Ms. Gatling is the Chair of the Board of Directors for the Cone Health Foundation, having served on the Board of Directors since 2015 (currently serving as Vice-Chair).  She also serves as an Associate Director for Truliant Federal Credit Union, wherein she serves on the Governance Committee, and as a Trustee for North Carolina A&T State University, wherein she serves on the Governance Committee and the Advancement and External Affairs Committee. In prior roles, Ms. Gatling served on the Board of Directors of the United Way of Greater Greensboro from 2008 – 2021, including as Chair from 2019 – 2021. In this role, Ms. Gatling oversaw the development of a comprehensive strategic plan and led a national search for a new CEO. She additionally served in various other leadership roles during her tenure, including as a member of the Governance Committee, Finance Committee, and Community Impact Committee. Ms. Gatling also previously served on the Board of Directors for Habitat for Humanity, in which she chaired the Audit Committee, and the Gateway Research center, in which she served as Vice Chair and chaired the Governance Committee.

Ms. Gatling’s legal and business experiences bring to the Company a robust skillset including extensive corporate governance and legal knowledge, regulatory compliance experience, board leadership and collaboration, strategic planning and management, data protection, technological innovation, product development, intellectual property protection and enforcement strategy, and marketing and advertising expertise.  She has also developed experience in the textile industry through her legal work with various industry clients over the course of her career.

JONATHAN L. KELLY is the founder and chief executive officer of Asymmetric Holdings Worldwide, a Greensboro, North Carolina-based investment holding company focused on investment strategy and capital allocation.  Mr. Kelly has spent over two decades working with closely held multinational firms and their family offices on principal investment, M&A, and capital allocation strategies, including previously with Orient Global, Koch Industries, Abu Dhabi National Energy Company, HBK Investments, and the Heinz family.  Over the course of his career, he has designed capital allocation strategies for family enterprises on three continents (Asia, Europe, and North America).  He has also served on the board of directors of Quintet, a U.S.-based operator of limited service restaurants, Grupo SALA, a pan Latin American specialty waste portfolio company of ACON Investments, and Viet Thai International JSC, an ASEAN-based consumer conglomerate.  Mr. Kelly is also a member of the Young Presidents’ Organization (YPO) and the National Association of Corporate Directors (NACD).

Mr. Kelly brings to the Company deep knowledge and experience in investment and capital allocation strategy, financial management, strategic planning, and global M&A and turnaround opportunities within the context of capital allocation strategy across market cycles.  Through his private company governance roles in Asia and South America, he also brings an understanding of the complex legal, regulatory, and finance issues facing international businesses, and is NACD Directorship Certified™.

FRED A. JACKSON is the retired chief executive officer of American & Efird LLC, a global manufacturer of sewing, thread, embroidery thread, and technical textiles.  He served American & Efird for 38 years in various positions before his retirement from the CEO position in September 2015, and his retirement as non-executive chairman for the Advisory Board of American & Efird Global, L.P. in May 2018.

Mr. Jackson brings to the Company extensive experience and knowledge in textiles and related industries, both domestic and international, and has significant financial management and executive leadership experience gained through his long tenure with American & Efird LLC, including its international subsidiaries and joint ventures, and leadership positions in textile industry trade associations.

Non-Director Executive Officers:

KENNETH R. BOWLING joined the Company in 1997 as controller for the Culp Velvets/Prints division.  He was promoted to corporate controller in 2001 and was named corporate controller and assistant treasurer in 2002.  In 2004, he was promoted to vice president, finance and treasurer.  Mr. Bowling became the Company’s chief financial officer in 2007 and corporate secretary in 2008, and he was named senior vice president in 2016.  In 2019, Mr. Bowling was named executive vice president.

CASSANDRA J. BROWN has been employed by the Company since 1983 and has served in various capacities.  Ms. Brown was named as chief financial officer of the Culp Home Fashions division in 2007, and she was promoted to executive vice president of the division in January of 2019.  The Board named Ms. Brown as president of the Culp Home Fashions division in January of 2020.

BOYD B. CHUMBLEY has been employed by the Company since 1984 and has served in various capacities.  Mr. Chumbley was named senior vice president – operations in 2007, and he was promoted to executive vice president of the Culp Upholstery Fabrics division in July of 2014.  The Board elected Mr. Chumbley as president of the Culp Upholstery Fabrics division in 2016.

ASHLEY C. DURBIN joined the Company in 2019 as vice president, general counsel and corporate secretary. Previously, Ms. Durbin was a partner at the law firm of Robinson, Bradshaw & Hinson, P.A. in Charlotte North Carolina, a firm with which she was associated since 2008.

THOMAS B. GALLAGHER, JR. joined the Company in 2005 as assistant controller.  He was promoted to controller in 2006, and in 2007, he was named corporate controller, assistant treasurer and assistant secretary.  In 2021, Mr. Gallagher was elected as vice president of finance, assistant treasurer and assistant secretary.  Previously he had been senior audit manager with the accounting firm of BDO Seidman, LLP.

TERESA A. HUFFMAN has been employed by the Company since 1986 and has served in various capacities.  Ms. Huffman was named as vice president, human resources for the Company in February 2008, and was promoted to senior vice president, human resources in 2019.  In July of 2021, she became an executive officer of the Company, and in July of 2022, she was named senior vice president, chief human resources officer.

The following table sets forth certain information with respect to the nominees for election to the Board of Directors, persons who were directors and executive officers of the Company as of July 28, 2022, and all executive officers, directors, and nominees of the Company as a group, a total of 14 persons, as of July 28, 2022:

Name and Age	Position with Company (1)	Year Became Director	Year Term Expires	Shares and Percent of Common Stock Beneficially Owned As of July 28, 2022 (2)	Notes
Directors, Nominees, and Executive Officers

Franklin N. Saxon, 70	Executive Chairman, Director	1987	2022	106,938*	(3)

Robert G. Culp, IV, 51	President and Chief Executive Officer, Director	2020	2022	271,540 2.2%	(4)

John A. Baugh, 61	Director	2021	2022	11,404*

Perry E. Davis, 63	Director	2019	2022	18,715*

Sharon A. Decker, 65	Director	2019	2022	14,282*

Kimberly B. Gatling, 47	Director	2021	2022	7,404*

Fred A. Jackson, 72	Director	2016	2022	53,022*

Jonathan L. Kelly, 42	Director	2021	2022	26,108*

Kenneth R. Bowling, 60	Executive Vice President, Chief Financial Officer and Treasurer	N/A	N/A	35,492*	(5)

Boyd B. Chumbley, 65	President, Culp Upholstery Fabrics Division	N/A	N/A	53,717*	(6)

Cassandra J. Brown, 56	President, Culp Home Fashions Division	N/A	N/A	12,164*

Ashley C. Durbin, 42	Vice President, General Counsel and Corporate Secretary	N/A	N/A	13,059*	(7)

Thomas B. Gallagher, Jr., 50	Vice President of Finance Assistant Treasurer and Assistant Secretary	N/A	N/A	750*

Teresa A. Huffman, 61	Senior Vice President, Chief Human Resources Officer	N/A	N/A	3,066*

All executive officers, current directors and nominees as a group (14 persons)	N/A	N/A	N/A	627,661 5.1%
*	Less than one percent.
(1)	As of July 28, 2022.
(2)	Percentage ownership is based on 12,274,786 shares of our common stock outstanding as of July 28, 2022.

(3)

Includes approximately 275 shares owned by Mr. Saxon through the Company’s 401(k) plan (estimated number of shares based on calculation from information reported by 401(k) plan administrator).  Also includes 3,000 shares owned by Lori Saxon, Mr. Saxon’s spouse, in her own name.  Mr. Saxon disclaims beneficial ownership of the shares owned by his spouse.

(4)

Includes approximately 29,528 shares owned by Mr. Culp through the Company’s 401(k) plan (estimated number of shares based on calculation from information reported by 401(k) plan administrator).  Also includes 1,740 shares held in trust for Mr. Culp’s daughter and 1,740 shares held in trust for Mr. Culp’s son, where Mr. Culp is the sole trustee for these trusts, and has sole voting, dispositive, and investment power with respect to these shares.

(5)	Includes approximately 18,170 shares owned by Mr. Bowling through the Company’s 401(k) plan (estimated number of shares based on calculation from information reported by 401(k) plan administrator).
(6)	Includes approximately 7,806 shares owned by Mr. Chumbley through the Company’s 401(k) plan (estimated number of shares based on calculation from information reported by 401(k) plan administrator).
(7)	Includes approximately 11,105 shares owned by Ms. Durbin through the Company’s 401(k) plan (estimated number of shares based on calculation from information reported by 401(k) plan administrator).

The Board of Directors recommends a vote “FOR” the eight nominees listed above as directors.

CORPORATE GOVERNANCE

Corporate Governance Guidelines and Committee Charters

The Board of Directors has approved Corporate Governance Guidelines, with the goal of providing effective governance of the Company’s business and affairs for the benefit of shareholders.  The Corporate Governance Guidelines are available on the Company’s website at www.culp.com in the “Investor Relations/Governance” section and are available in print to any shareholder upon request.  In addition, the charters for the Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee are also included in the “Investor Relations/Governance” section of the Company’s website and are available in print to any shareholder upon request.

Director Independence

The Board believes that independent directors should comprise a majority of the Board, and the Company’s Corporate Governance Guidelines (as well as New York Stock Exchange rules) require that a majority of the Company’s Board be independent.  To be considered independent, a director must be determined, by resolution of the Board as a whole, to have no material relationship with the Company other than as a director.  These determinations are made annually.  In each case, the Board considers all relevant facts and circumstances and applies the independence standards of the New York Stock Exchange.  In addition, the Board has adopted the following categorical standards, which are included in the Company’s Corporate Governance Guidelines, to assist in the determination of director independence.  These categorical standards conform to, or are more exacting than, the independence requirements in the New York Stock Exchange listing standards:

(i)	Disqualifying Relationships – A director will not be considered independent if any of the following has occurred within the preceding three years:
•	the director was employed by the Company
•	any of the director’s immediate family members was employed by the Company as an executive officer
•

the director or any of the director’s immediate family members received more than $25,000 per year in direct compensation from the Company (other than director’s fees and pension or other forms of deferred compensation for prior service with the Company)

•	the director was affiliated with or employed by the Company’s independent auditor
•

an immediate family member of a director (1) was affiliated with or employed by the Company’s independent auditor as a partner, principal, manager, or in any other professional capacity, or (2) is currently an employee of the company’s independent auditor and personally works on the Company’s audit

•

an executive officer of the Company was on the compensation committee of the board of directors of a company that employed either the director or the director’s immediate family member as an executive officer

•

the director is a current employee, or an immediate family member of the director is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceed the greater of $1 million, or two percent, of such other company’s consolidated gross revenues

(ii)	Commercial Relationships – The following commercial relationships will not be considered to be material relationships that would impair a director’s status as being independent:
•

the director is an executive officer or employee or director of one of the Company’s suppliers or customers whose annual sales to, or purchases from, the Company are less than one percent of the annual revenues of the customer or supplier

•

the director’s immediate family member is an executive officer or director of one of the Company’s suppliers or customers whose annual sales to, or purchases from, the Company are less than one percent of the annual revenues of the customer or supplier

•

the director or the director’s immediate family member is an executive officer of another company that is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness to the other is less than one percent of the total consolidated assets of the company he or she serves as an executive officer

(iii)

Charitable Relationships – The following charitable relationship will not be considered to be a material relationship that would impair a director’s independence: if a director of the Company, or a member of a director’s immediate family, serves as an executive officer of a charitable or other not-for-profit organization, and the Company’s charitable contributions to the organization, in the aggregate, are less than two percent of that organization’s total revenues during its most recent fiscal year.

(iv)	Stock Ownership – Ownership of a significant amount of the Company’s stock does not necessarily preclude a determination of independence.

Applying the independence standards described above, the Board has determined that the following current directors and/or nominees are independent within the meaning of the listing standards of the New York Stock Exchange and the Company’s categorical standards of independence:  John Baugh, Perry Davis, Sharon Decker, Kimberly Gatling, Fred Jackson, and Jonathan Kelly.  These determinations are based primarily on a review of the responses of our directors to questions regarding employment and compensation history, affiliations and family and other relationships, and on discussions with directors.  In considering the independence of Mr. Davis, the Board took into consideration his role as a recently retired executive officer of a customer of the Company and the Company’s annual sales to such customer, and determined this relationship did not impair Mr. Davis’ status as being independent.  In considering the independence of Ms. Gatling, the Board took into consideration her role as a partner at a law firm that Company has previously used for legal services, including the annual fees previously paid to such law firm and the fact that the relationship with such law firm has been discontinued, and no fees have been paid, since August 2020, and determined that this relationship did not impair Ms. Gatling’s status as being independent.

Board Leadership Structure and Lead Director; Executive Sessions of Independent Directors

The roles of Chairman of the Board and Chief Executive Officer are filled separately by two individuals, both of whom are executive officers (although Mr. Saxon will no longer be an executive officer after September 1, 2022). The Board believes, and our Corporate Governance Guidelines provide, that the Board should have flexibility to decide whether it is best for the Company at a given point in time for the roles of the Chief Executive Officer and Chairman of the Board to be separate or combined and, if separate, whether the Chairman should be selected from the independent directors or be an employee.  The Board believes that the complementary leadership skills of Mr. Saxon as Chairman and Mr. Culp as Chief Executive Officer are currently serving the Board and the Company well.

Independent Board members meet separately from the other directors at regularly scheduled executive sessions, without the presence of management directors or executive officers of the Company (except to the extent that the independent directors request the attendance of any executive officers).  These meetings normally occur quarterly.  The independent directors have designated a Lead Director to preside at these meetings, to advise management and to otherwise act as a liaison between the independent directors and the Company’s management.  Mr. Jackson has served as Lead Director since September 29, 2021.

Director Attendance at Annual Meetings

Directors are expected to attend the Company’s Annual Meeting of Shareholders absent exceptional cause (including travel restrictions or advisories relating to the COVID-19 pandemic, which may affect director attendance at the 2022 Annual Meeting of Shareholders).  All directors then on the Board attended the 2021 Annual Meeting of Shareholders, except for then director Larson, who was not standing for re-election.  Director nominees Baugh, Gatling, and Kelly also attended the 2021 Annual Meeting of Shareholders.

Risk Oversight

The Board oversees risk-assessment in a number of ways, both as a full Board and through its committees.  The Board assesses enterprise risk as it reviews and directs the Company’s strategic plans and decisions, both for operational and financial matters.  The Board as a whole, in executive sessions and in meetings with management and reports from its committees, assesses risks faced by the Company and evaluates ways to mitigate those risks.  For instance, the Board exercises oversight of information technology infrastructure and cybersecurity risks, in part through quarterly meetings between the Audit Committee and the head of the Company’s information technology department to review the Company’s readiness and ability to thwart a cybersecurity threat or recover from a technology failure.  The Audit Committee has the responsibility to review and discuss with management, and with the internal auditor and the independent auditor, as appropriate, issues regarding the Company’s risk assessment and risk management policies, including the Company’s major financial risk exposure and the steps management has taken to monitor and mitigate such exposure.  The Audit Committee also has the responsibility to review and discuss with management the Company’s policies, procedures, and practices with respect to overall enterprise risk management, including those risks related to information security, cybersecurity, data protection, sustainability and environmental issues. In addition, the Compensation Committee assesses the Company’s compensation policies and practices to ensure that compensation arrangements do not provide incentives that create risks that are reasonably likely to have a material adverse effect on the Company.

Code of Business Conduct and Ethics

The Company has adopted a written Code of Business Conduct and Ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller.  The Code is available on the Company’s website at www.culp.com under the “Investor Relations/Governance” section and is available in print to any shareholder who requests it.  The Company will disclose on its website or by the filing of a Form 8-K any substantive amendments to or waivers granted under the Code with regard to executive officers.

Anti-Hedging and Anti-Pledging Policies

As discussed in detail in the section named “Executive Compensation – Compensation Discussion & Analysis – Compensation Elements” on page 31, the Company maintains a policy that prohibits all directors, executive officers, and other designated individuals from hedging with respect to any of the Company’s securities.  In addition, the Company’s policy strongly discourages directors, executive officers, and other designated individuals from pledging Company securities to secure a loan unless such person has the clear financial capability to repay any associated loan without resort to the pledged securities. Company policy requires advance notice and pre-clearance of any such pledge or margin transaction.  None of the Company’s executive officers or directors have currently pledged any Company securities.

Stock Ownership and Retention Requirements

In June 2018, the Compensation Committee recommended and the Board approved stock ownership and retention requirements applicable to our executive officers and members of our Board.  Under these guidelines, each elected officer (including the named executive officers) is required to hold shares of our common stock with a market value at least equal to a specific multiple of the officer’s base salary.  Non-employee directors are required to hold common stock with a market value equal to two times the annual cash retainer paid to such directors.  Our CEO is required to hold common stock valued at three times base salary, and other executive officers are required to hold common stock valued at two times base salary.

Officers and directors have five years from the date of adoption of the requirements or the date they become subject to the requirements, whichever is later, to meet the minimum ownership requirements.  If an individual does not own enough shares to meet the ownership requirements, that individual is required to retain at least 50% of all shares of our common stock that become owned or held pursuant to equity awards or stock grants from the Company under any compensation arrangements, until compliance with the ownership policy is achieved.

Communications with Directors

The Company and the Company’s Board of Directors believe it is important that a direct and open line of communication exist between the Company’s Board of Directors and its shareholders and other interested parties.  Any shareholder or other interested party who desires to contact the Company’s directors may send a letter to the following address:

Culp, Inc. Board of Directors

c/o Corporate Secretary

1823 Eastchester Drive

High Point, North Carolina  27265

Communications to directors will be handled by the office of the Corporate Secretary and forwarded as soon as practicable to the Lead Director designated by the independent directors.

The Company also has a separate policy that allows shareholders, employees, or other interested parties to communicate with the Chairman of the Audit Committee of the Board of Directors to report complaints or concerns regarding accounting, internal accounting controls, or audit matters.  More details about this policy are available on the Company’s internet website at www.culp.com, in the “Investor Relations/Governance” section under the heading “Complaint Procedures for Accounting, Internal Accounting Controls, or Auditing Matters.”

Director Nomination Process

The Corporate Governance and Nominating Committee is responsible for selecting persons to be recommended to the Board to fill vacancies on the Board, as well as persons to be recommended to the Board to be submitted to the shareholders as nominees for election as directors of the Company.  The charter of the Corporate Governance and Nominating Committee sets forth the specific responsibilities and duties of that committee, and a copy of the charter may be found on the Company’s internet website at www.culp.com, in the “Investor Relations/Governance” section.  Among other things, the charter requires that the Corporate Governance and Nominating Committee consist of not less than three directors, each of whom must be independent as determined by the Board of Directors and as defined by New York Stock Exchange rules.  All of the current members of the Corporate Governance and Nominating Committee are independent directors.

The goal of the Corporate Governance and Nominating Committee is to create a Board that will demonstrate competence, objectivity, and the highest degree of integrity on an individual and collective basis.  In evaluating current members and new candidates, the Corporate Governance and Nominating Committee considers the needs of the Board of Directors in light of the current mix of director skills and attributes.  In accordance with the Corporate Governance Guidelines adopted by the Board, the Corporate Governance and Nominating Committee will seek a diversity of skills and backgrounds among directors in assessing candidates for membership on the Board.  The Corporate Governance and Nominating Committee will seek candidates who possess honesty and integrity, sound business judgment, financial literacy, strategic and analytical insight, and the ability to commit an adequate amount of time to make a productive contribution to the Board and the Company.  In addition, the Corporate Governance and Nominating Committee will seek to assure that one or more Board members possess each of the following characteristics: knowledge and experience in the Company’s industry, management experience, international business knowledge, expertise in accounting or financial analysis, and regulatory compliance expertise.  When the Corporate Governance and Nominating Committee is considering current Board members for nomination for reelection, the committee also considers prior Board contributions and performance, as well as attendance records for Board and committee meetings.

Although the Company has no diversity policy, our Board of Directors values the contribution of diversity in achieving Company objectives and maintaining sound governance practices, as it brings together individuals with different skills and ideas from varying backgrounds and experiences to create balanced and thoughtful decision-making that best serves shareholder interests. Diversity refers to a broad array of individual characteristics that collectively enable the Board to operate effectively and fulfill its responsibilities. These characteristics include, among others, professional skills and qualifications, business experience, age, gender, race, ethnicity, and cultural background.  The Board believes that such diversity provides varied perspectives that promote active and constructive dialogue among Board members and between the Board and management, resulting in more effective oversight, and should be taken into consideration by the Corporate Governance and Nominating Committee when considering director nominees.

The Corporate Governance and Nominating Committee may seek input from other members of the Board and management in identifying and attracting director candidates who meet the criteria outlined above.  In addition, the committee may use the services of consultants or a search firm, although it has not done so in the past.  Recommendations from shareholders for nominees to the Board of Directors will be considered by the Corporate Governance and Nominating Committee if made in writing addressed to the Company’s Secretary at the Company’s main office.  In order to be considered, such recommendations must be received at least 60 days prior to the date of the meeting at which directors are to be elected.  Submissions should include information regarding a candidate’s background, qualifications, experience, and willingness to serve as a director.  Based on a preliminary assessment of a candidate’s qualifications, the Corporate Governance and Nominating Committee may conduct interviews with the candidate and request additional information from the candidate.  The committee uses the same process for evaluating all nominees, including those recommended by shareholders.

BOARD COMMITTEES AND ATTENDANCE

There are four standing committees of the Board of Directors: Executive Committee, Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee.  Each of the members of the Company’s Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee (and any director who served on such committees at any time during the fiscal year) has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and is independent within the meaning of the director independence standards set forth in the regulations of the New York Stock Exchange and the Company’s categorical standards of independence.  Also, each of the members of our Audit Committee is “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934, and each of the members of our Compensation Committee is “independent” for purposes of Section 10C-1of the Securities Exchange Act of 1934.  The written charters of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee are available on our website at www.culp.com in the “Investor Relations/Governance” section.

Executive Committee

The Executive Committee may exercise the full authority of the Board of Directors when the Board is not in session, except for certain powers related to borrowing and electing certain officers, and other powers that may not lawfully be delegated to Board committees.  Under current management practices, the Executive Committee exists mainly to act in place of the Board in cases where time constraints or other considerations make it impractical to convene a meeting of the entire Board or to obtain written consents from all Board members.  The Executive Committee currently consists of Messrs. Saxon (Chairman), Culp, and Jackson.  The Executive Committee did not hold any formal meetings during fiscal 2022, and all significant management decisions requiring action by the Board of Directors were considered and acted upon by the full Board.

Audit Committee

The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent auditors of the Company, and must pre-approve all services provided to the Company by the independent auditors.  The committee discusses and reviews in advance the scope and the fees of the annual audit and reviews the results thereof with the independent auditors. The auditors meet with the committee to discuss audit and financial reporting issues. The committee reviews the Company’s significant accounting policies, internal accounting controls, reports from the Company’s internal auditor, quarterly financial information releases, Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, and the Annual Report on Form 10-K filed with the Securities and Exchange Commission.  In addition, the committee reviews and approves all significant transactions between the Company and any related party, and it reviews the Company’s risk assessment and risk management policies.

The current members of the Audit Committee are Mr. Baugh (Chairman), Mr. Davis, Ms. Decker, Ms. Gatling, Mr. Jackson, and Mr. Kelly.  The Board of Directors has determined that all members of the Audit Committee are financially literate as defined by the rules of the New York Stock Exchange.  In addition, the Board has determined that Mr. Baugh, Ms. Decker, and Mr. Jackson each qualify as an “audit committee financial expert” for purposes of the rules and regulations of the Securities and Exchange Commission adopted pursuant to the Sarbanes-Oxley Act of 2002.

Compensation Committee

The Compensation Committee reviews the performance of the chief executive officer and determines the chief executive officer’s compensation after consulting with the Board of Directors.  The Compensation Committee performs the same functions with regard to other executive officers after consulting with the chief executive officer.  The committee also makes recommendations to the Board regarding incentive compensation plans and equity-based plans, and it administers the incentive compensation and equity-based plans after they are adopted.  In performing its obligations, the Compensation Committee regularly meets with and consults with the chief executive officer, and occasionally other executive officers, to receive their recommendations regarding executive compensation.

In fiscal 2022, the Compensation Committee engaged Pearl Meyer & Partners, LLC (“Pearl Meyer”) as a third-party advisor to provide advice, research, evaluation, and design services related to executive and non-employee director compensation.  Pearl Meyer provided advice to the Compensation Committee on market trends and best practices in executive compensation, the structure and design of the Company’s compensation program, the relationship between executive compensation and Company performance, and the impact of the COVID-19 global pandemic on executive compensation practices.  Pearl Meyer has also assisted the Compensation Committee in defining the list of peer companies used by the Compensation Committee to compare the Company’s pay practices and levels to those of other companies within our industry or related industries. During fiscal 2022, Pearl Meyer did not provide any services to the Company other than the assistance it provided to the Compensation Committee.

The committee’s charter does not address its ability to delegate its authority to others, and although it may have such power, in practice the Compensation Committee approves all final decisions regarding changes in the compensation of executive officers.  The current members of this committee are Mr. Davis (Chairman), Mr. Baugh, Ms. Decker, Ms. Gatling, Mr. Jackson, and Mr. Kelly.

Corporate Governance and Nominating Committee

The current members of the Corporate Governance and Nominating Committee are Ms. Decker (Chairman), Mr. Baugh, Mr. Davis, Ms. Gatling, Mr. Jackson, and Mr. Kelly.  The committee reviews and recommends to the Board candidates for appointment to fill vacancies on the Board as well as candidates for selection as director nominees for election by shareholders. The Corporate Governance and Nominating Committee also considers and makes recommendations to the Board on other matters relating to the size and function of the Board and its committees, to the Board’s policies and procedures, and to corporate governance policies applicable to the Company.

Attendance

During the fiscal year ended May 1, 2022, the Board of Directors had twelve meetings; the Audit Committee had fourteen meetings; the Compensation Committee had seven meetings; and the Corporate Governance and Nominating Committee had four meetings.  Each Board member then on the Board attended at least 75% of the aggregate number of the meetings of the Board of Directors and of the committees on which he or she then served.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis section is intended to give an overview of our compensation program and policies, the material compensation decisions we have made under those program and policies with respect to our named executive officers (our “NEOs”), and the material factors that we considered in making those decisions.  The NEOs of the Company during fiscal 2022 were as follows:

Name	Title
Franklin N. Saxon	Executive Chairman (1)
Robert G. Culp, IV	President and Chief Executive Officer (2)
Kenneth R. Bowling	Executive Vice President, Chief Financial Officer, and Treasurer
Boyd B. Chumbley	President, Culp Upholstery Fabrics Division
Cassandra J. Brown	President, Culp Home Fashions Division (3)

(1)	Mr. Saxon was named Executive Chairman effective January 1, 2020. He served as Chairman and Chief Executive Officer through December 31, 2019.
(2)

Mr. Culp was named as President and Chief Executive Officer of the Company effective January 1, 2020.  He served as President, Chief Operating Officer, and President, Culp Home Fashions Division, through December 31, 2019.

(3)	Ms. Brown was named as President, Culp Home Fashions Division, effective January 1, 2020. She served as Executive Vice President, Culp Home Fashions Division, through December 31, 2019.

The Compensation Committee of our Board of Directors (the “Committee”), which is made up solely of independent directors, leads and directs our executive compensation program.  Additional details about the individual compensation of each NEO and the annual review of compensation for our NEOs is contained in the sections that follow, and this Compensation Discussion and Analysis should be read in connection with that information.

Executive Summary

The Committee adopted an executive compensation strategy statement for fiscal 2022, which provides that the primary purpose of the Company’s executive compensation program is to support growth in earnings, return on capital, free cash flow, and shareholder value.  The compensation structure adopted by the Committee for NEOs during the fiscal 2022 year sought to accomplish these goals by relying heavily on incentive-based compensation linked to the Company’s financial results, as opposed to fixed compensation, while also seeking to enhance the Company’s ability to retain key employees and align the long-term interests of management with those of our shareholders.

The Committee previously approved a new executive compensation philosophy in fiscal 2021 to begin positioning base salaries and target short-term and long-term incentive award opportunities for NEOs at or near market 50th percentile (or median) levels, as compared to the Company’s peer group, while continuing to place significant emphasis on variable pay to help align NEO pay with performance and long-term shareholder value creation.  For information about the prior pay positioning targets, see the detailed discussion on page 25. The adjustment to the prior philosophy of targeted pay positioning was intended to be made through a series of adjustments over time, as warranted based on Company and individual performance.  The Committee began to implement the pay positioning changes in fiscal 2022, with fiscal 2022 base salaries for NEOs set at levels that were generally believed, based on a peer group benchmarking study undertaken in assessing fiscal 2022 compensation, to remain well below the 50th percentile market level compared to the Company’s fiscal 2022 peer group.  This was consistent with the multi-year phase in for adjustments to the new targeted pay positioning.  In setting base salaries, the Committee also considered each NEO’s performance and contribution to our Company in the prior fiscal year, responsibilities and tenure, the Company’s financial performance, current market conditions with respect to disruption from the COVID-19 pandemic, and management’s recommendation.  Beyond base salaries, NEOs also had the opportunity to earn significant additional compensation through short term and long term incentive plans that could result in compensation at, above, or below targeted levels based on actual versus targeted performance results as well as continued service through the applicable award vesting periods for time-based awards.

Short term (annual) incentive compensation for fiscal 2022 was based upon an adjusted measure of annual operating income and annual free cash flow, with a component weight allocation of 80% for annual operating income and 20% for annual free cash flow.  The annual incentive plan provided for bonuses based upon the operating income and free cash flow of the entire Company in the case of our executive shared services reporting unit, and upon the operating income and free cash flow of the upholstery fabrics division and mattress fabrics division for our upholstery fabrics reporting unit and mattress fabrics reporting unit, respectively.

The practice of granting long term incentive equity awards was continued for fiscal 2022.  However, after granting only time-based awards in fiscal 2021 due to the uncertainty caused by the COVID-19 pandemic, and in light of the expected improvement in business conditions for fiscal 2022, the Committee approved a return to the Company’s historical practice of providing long term equity incentive awards consisting solely of performance-based units for the chief executive officer and a mix of one-half performance-based units and one-half time-based units for all other NEOs.  The change for the fiscal 2022 program was implemented to align pay with longer-term Company performance success, based on an expectation of a more normalized business environment with better visibility for forecasting multi-year results, and also to continue our focus of aligning the long-term interests of management with those of our shareholders and retaining executive talent.

In addition to these major elements of executive compensation, the Company provided a limited selection of additional benefits and perquisites to NEOs during fiscal 2021.

Company Performance Highlights and Effects on Compensation

Overall, the Company faced a difficult business environment during fiscal 2022, with the rapid rise in inflation, changing consumer spending patterns, COVID-related disruptions, weakness in the domestic mattress industry, and other geopolitical events materially affecting the performance of our business. These conditions resulted in decreased sales and adversely impacted profits and cash generation for the Company overall and for each of our mattress fabrics and upholstery fabrics operating segments.  As a result of below-threshold performance results for the applicable measures of operating income and free cash flow, no annual incentive compensation awards under our fiscal 2022 annual incentive plan were earned for executive officers in any of our three reporting units.

In developing the performance targets for the fiscal 2022 annual incentive program, the Committee carefully evaluated then-current and expected business conditions, as well as historical consolidated and divisional performance.  Critical factors, such as the COVID-19 pandemic impact, current demand trends for furniture and bedding, and the overall global economy, were also considered in setting the performance levels.  Once set by the Committee, these performance levels were not changed or adjusted during the year, despite the significant unexpected headwinds faced by the Company from ongoing pandemic-related disruption, the rapid rise in inflation, changing consumer spending trends, and other macro-economic conditions.  Additional details about the fiscal 2022 annual incentive plan and performance thereunder are discussed later in this Compensation Discussion and Analysis section under the heading “Annual Incentive Plan.”

Long term equity incentive awards granted to NEOs in fiscal 2020 under the long term incentive compensation plan consisted solely of performance-based RSUs for the then-chief executive officer and a mix of one-half performance-based RSUs and one-half time-based RSUs for all other NEOs.  Operating income (excluding non-recurring items) over the three-year performance period ending in fiscal 2022 was the primary metric for the performance-based RSUs granted to NEOS, with award opportunities ranging from 0% to 200% of target grants.  Any earned performance-based RSUs from the fiscal 2020 grants to NEOs were subject to an upward or downward adjustment of up to 25%, based on the Company’s total shareholder return (“TSR”) for the three-year period ending in fiscal 2022, as compared to companies in the Company’s fiscal 2020 peer group.  Operating results over that period were significantly lower in fiscal 2020 (as compared to fiscal 2019) due primarily to the disruption caused by the COVID-19 global pandemic, then strongly improved in fiscal 2021 (as compared to fiscal 2020) as business began to recover from the pandemic-related disruption, and then were significantly lower in fiscal 2022 due to ongoing COVID-related disruptions, the rapid rise in inflation, changing consumer spending patterns, and other macroeconomic conditions.  Despite the significant and unexpected disruption in fiscal 2020 from the COVID-19 pandemic, as well as the significant and unexpected disruption in fiscal 2022 primarily due to ongoing COVID-related disruption and other macro-economic conditions, the Committee did not alter or adjust the previously set levels of operating income over the three-year performance period.  As such, three-year cumulative operating income was below the applicable threshold performance level for the Company as a whole and for the mattress fabrics division, with no performance-based RSUs from the fiscal 2020 grant being earned by participants within the corporate shared services or mattress fabrics reporting units.

Based on the three-year cumulative operating income results for the Company’s upholstery fabrics reporting unit between threshold and target levels, one NEO (Mr. Chumbley, President, Culp Upholstery Fabrics) earned performance-based RSUs calculated at approximately 11.5% of the target grant, or 727 shares of common stock, which shares were then subject to a TSR moderator that could increase or decrease the number of shares that could be earned by the award recipient by up to 25%.  The Company’s three-year TSR result placed the Company in the bottom quartile of the applicable benchmark group.  Accordingly, the number of shares earned by Mr. Chumbley was decreased by 25%, resulting in a final award of 545 shares, which was approximately 8.6% of the target grant level.

Additional details about the Company’s long-term incentive plan, including information with respect to long-term incentive awards granted in fiscal 2022, and information relating to long-term incentive awards granted in fiscal 2019 that vested and were issued during fiscal 2022, are discussed later in this Compensation Discussion and Analysis section under the heading “Long-Term Incentive Awards.”

The Committee determined that overall operating results and the performance of our NEOs reflected the Company’s pay for performance philosophy and supported the levels of compensation paid to these individuals in fiscal 2022.  In addition to the financial results reported, the management team also completed a number of strategic objectives during fiscal 2022, including the opening of a new innovation campus in High Point, North Carolina, and the completion of construction and commencement of operations for a new facility in Haiti dedicated to producing cut and sewn upholstery kits.

Overview and Objective –Compensation Strategy

The primary purpose of our executive compensation program for the fiscal 2022 year was to support the corporate business goals of increasing our earnings, return on capital, cash generation, and shareholder value.  We believe the best way to accomplish this purpose was to focus the program on these objectives:

•	Embracing a pay for results philosophy. Total pay is directly aligned with Company performance success through the use of management incentives;
•	Attracting and retaining management with the knowledge, skills, and ability to lead the Company successfully;
•	Fairly compensating management for their service to our Company, which in turn helps to retain and motivate them; and
•	Aligning the long-term interests of management with those of our shareholders.

Our Compensation Committee’s policy for our fiscal 2022 executive compensation program began the incremental process of positioning base salaries and target-levels for short-term (annual) and long-term incentive award opportunities for our NEOs to be more in line with market 50th percentile (or median) levels as compared to the Company’s peer group of companies, consistent with the adjusted pay positioning targets approved by the Committee in August 2020. For information about the prior pay positioning targets, see the detailed discussion on page 25. The adjusted pay positioning will be implemented gradually over a period of years in order to transition from the Company’s prior pay positioning targets and reach the new adjusted pay positioning targets relative to the Company’s peer group.  Based on this implementation, our executive compensation program for fiscal 2022 considered the following factors:

(1)

Consideration of the compensation paid to executive officers at comparable companies, with an objective to make incremental adjustments to position base salaries and target-levels for short-term (annual) and long-term incentive award opportunities for NEOS to be more in line with market 50th percentile (or median) over a period of years;

(2)	Our financial performance compared against challenging financial targets (using 80% operating income and 20% free cash flow measures) for annual incentives;

(3)  Using a combination of performance-based and time-based awards for long-term incentives in order to align pay with the Company’s longer-term performance success, and also enhance the Company’s ability to retain key employees and align the long-term interests of management with those of the Company’s shareholders; and

(4)	Each individual officer’s contribution to our Company.

Our corporate culture and compensation philosophy calls for rewarding successful results, rather than effort, through performance-leveraged and variable incentives.  Our compensation program for fiscal 2022 was intended to support the following:

•	continuing to be the industry market leader in product innovation;
•	a planned and disciplined approach to managing our business and capital utilization;
•	maintaining a strong focus on growth in earnings, return on capital, cash generation, and shareholder returns;
•	prudent/calculated risk taking;
•	being more team-oriented than individual accountability oriented;
•	decision making that is decentralized as pertains to sales, marketing, and operations; and centralized as pertains to strategic matters; and
•	a balanced time perspective as relates to the long term and the short term.

Compensation Elements

The overall compensation program for fiscal 2022 consisted of base salary, annual incentives, long-term incentives, and benefits.  These benefits included a 401(k) plan, health and other welfare benefits, supplemental non-qualified deferred compensation, and limited perquisites such as an auto allowance and voluntary participation for certain executive officers, including NEOs, in an executive health program.  Certain executive officers also participated in a severance protection plan.  Further details about the elements of our compensation program for fiscal 2022 are set forth on the following pages.

Element	Form of compensation	Purpose	Performance criteria
Base salary	Cash	Providing a competitive level of fixed compensation that appropriately balances the need to be market competitive and the need to control fixed costs	Not performance-based, but individual performance is considered for merit increases

Annual incentive bonus	Cash	Creating an incentive for executive officers to direct their efforts toward achieving specified Company financial goals	Tied to operating income and free cash flow (weighed at 80% for operating income and 20% for free cash flow) to reinforce strategic priorities during fiscal 2022

Long-term incentive awards	Performance-based restricted stock units and time-based restricted stock units

Creating an incentive for meeting or exceeding longer-term financial goals, employee retention, and providing an equity stake in our Company in order to align the long-term interests of management with those of our shareholders

Cumulative adjusted operating income and common stock price for performance-based restricted stock units

Health and welfare plans

Eligibility to receive available health and other welfare benefits paid for, in whole or in part, by the Company, including broad-based medical, life insurance, and disability plans, and a severance plan

		Providing a competitive, broad-based employee benefits structure	Not performance-based

Retirement plans	Eligibility to participate in, and receive Company contributions to, our 401(k) plan (available to all employees) and, for certain officers, a supplemental non-qualified deferred compensation plan	Providing competitive retirement-planning benefits to attract and retain skilled management	Not performance-based

Perquisites	Automobile allowance; voluntary participation in executive health program where Company pays the cost of a comprehensive health assessment to address overall medical needs and assess health risk	Providing limited business-related perquisites	Not performance-based

Severance protection plan	Eligibility to receive cash severance in connection with certain qualifying termination of employment scenarios in anticipation of or within a defined period after a change of control	Providing a competitive compensation package and ensuring continuity of management in the event of any actual or threatened change in control of our Company	Not performance-based

Position Relative to Market and Peer Comparison Group

Periodically the Compensation Committee has compared the Company’s pay practices and levels of pay to those of other companies within our industry or related industries that we compete with for management talent.  The Committee views such data to be useful information but does not believe such data should be deemed the best and final determinant of its compensation decision-making.  The Committee makes prudent distinctions between Culp’s executive compensation program and the practices at comparable companies when deemed necessary to maintain an effective compensation program.  It is the Company’s belief that, in the final analysis, performance rather than benchmarking data should drive its executive compensation decisions.  Some of the other factors also considered by the Committee in setting executive compensation include incumbent roles, responsibilities, tenure, internal equity, market conditions, and the desire to attract, retain, and motivate our NEOs and reinforce strategic objectives in support of long-term value creation.

The Committee periodically undertakes an update and further refinement of the group of peer companies that it reviews in connection with analyzing compensation levels for Company executives.  The Committee engages a compensation consultant to advise it about a number of compensation-related issues, including development of an appropriate list of peer companies.  For fiscal 2022, the consultant identified 16 companies in the same or related industries as the Company and generally falling within a comparable size range in terms of revenues, enterprise value, and/or employee headcount.

The fiscal 2022 peer group approved by the Committee included the following 16 companies:

Bassett Furniture Industries, Inc.

Casper Sleep Inc.

Delta Apparel, Inc.

Ethan Allen Interiors, Inc.

Flexsteel Industries, Inc.

Haverty Furniture Companies, Inc.

Hooker Furniture Corp, Inc.

Insteel Industries, Inc.

Lakeland Industries, Inc.

Live Ventures Incorporated

Purple Innovation Inc.

Rocky Brands, Inc.

Superior Uniform Group, Inc.

The Dixie Group

The Lovesac Company

Unifi, Inc.

As noted previously, the Committee approved a new executive compensation philosophy in fiscal 2021 to begin positioning base salaries and target short-term and long-term incentive award opportunities at or near market 50th percentile (or median) levels, as compared to the Company’s peer group, while continuing to place significant emphasis on variable pay to help align NEO pay with performance and long-term shareholder value creation.  This adjustment to the philosophy of targeted pay positioning was intended to be made through a series of adjustments over time, as warranted based on Company and individual performance.  We began to implement the pay positioning changes in fiscal 2022, and expect to continue implementing these changes gradually over a period of years in order to transition from the Company’s prior pay positioning targets and reach the new adjusted pay positioning targets relative to the Company’s peer group.  A summary of these adjusted positioning objectives is as follows:

•

Targeting base salary at the market 50th percentile (or median), instead of below the market median, in order to enhance the company’s ability to attract and retain key executives, while balancing the need to be market competitive with the need to control fixed costs;

•

Targeting annual incentive compensation at market, rather than above market, in order to reward performance for achieving goals, while also setting performance goals that are challenging, realistic, and sustainable;

•	Actual total cash compensation can be at, above, or below market, based on performance results;

•

Targeting long-term incentive compensation at the market 50th percentile (or median), rather than below the market median, to reflect the significance of long-term incentives to executive compensation, further enhance retention, equity stakes, and alignment with shareholder interests, and ensure that total direct compensation is reasonably competitive.  Because of their linkage to performance and/or stock price, realizable values can be at, above, or below target levels;

•

Total direct compensation will vary based on performance, targeted at or near the market 50th percentile (or median) when performance is at target levels.  Total direct compensation can be significantly above market when superior performance occurs, and below market when performance results are below target levels.

Base Salary

Our Compensation Committee considers base salaries to be a fixed expense and sets them based on the gradual implementation of our new pay positioning targets, as discussed previously, for our NEOs in fiscal 2022.  In doing so, consideration was given to:

(1)	each individual officer’s level of responsibility and tenure;
(2)	each individual officer’s assessed performance contribution to our Company; and
(3)	base salaries paid to executive officers at comparable companies.

In setting base salaries for fiscal 2022, the Committee, taking into account the adjusted pay positioning targets, sought to establish annual amounts that reflected a gradual adjustment to move towards the market 50th percentile (or median), instead of below market median, based on peer group benchmarking conducted in fiscal 2022.  The Committee also considered each officer’s performance and contribution to our Company in the prior fiscal year, each officer’s responsibilities and tenure, the Company’s financial performance, current market conditions with respect to disruption from the COVID-19 pandemic, and management’s recommendation.

In July of 2021, the Committee took action to adjust base salaries for the NEOs.  The Committee approved a 10% decrease in Mr. Saxon’s base salary, taking into account both the adjusted pay positioning targets and the transition of responsibility for all of the corporate shared services, including finance, human resources, and information technology, from Mr. Saxon to Mr. Culp.  The Committee approved a 5.3% increase in Mr. Culp’s base salary, and it approved the CEO’s recommendation to increase the base salary of Mr. Bowling by 6% and increase the base salary of Ms. Brown by 5%, in each case taking into account the adjusted pay positioning targets.  The Committee believes, based on a peer group benchmarking study undertaken in assessing fiscal 2022 compensation, that the base salaries for these NEOs, as adjusted for fiscal 2022, remain well below the 50th percentile market level compared to the Company’s peer group, which is consistent with the multi-year phase in for adjustments to the new targeted pay positioning.  The salary of Mr. Chumbley remained unchanged.

During the first quarter of fiscal 2023, in response to ongoing macroeconomic headwinds affecting the Company’s business, including ongoing disruption from the COVID-19 pandemic, weakness in the domestic mattress industry, a slowdown in new written orders in the residential home furnishings industry, ongoing inflationary pressures, and other pressures, the Company temporarily implemented a freeze on base salaries for most employees making over $150,000, including all NEOs.  This salary freeze remains in effect and will be reassessed as the Company’s business conditions, liquidity, and trends improve.

Annual Incentive Plan

Our fiscal 2022 annual incentive plan provided for potential bonus payments to plan participants based upon actual performance versus pre-established metrics based on the Company’s annual business plan and strategic priorities.  For fiscal 2022, award opportunities were tied to adjusted measures of annual operating income and annual free cash flow, with a weighting of 80% for annual operating income and 20% for annual free cash flow. The plan provides for bonuses based upon the operating income and free cash flow of the entire Company in the case of corporate senior officers and managers, and upon the operating income and free cash flow of one of our two divisions (upholstery fabrics and mattress fabrics) in the case of management of each of the respective divisions.  Messrs. Saxon, Culp, and Bowling participated in the plan that awards bonuses based upon the annual operating income and free cash flow of the Company.  Mr. Chumbley participated in the plan that awards bonuses based on the annual operating income and free cash flow of the Culp Upholstery Fabrics (CUF) division.  Ms. Brown participated in the plan that awards bonuses based on the annual operating income and free cash flow of the Culp Home Fashions (CHF) division.

Adjusted operating income was defined under the annual incentive plan as the operating income for a reporting unit as calculated and recorded on the reporting unit’s financial statements, but excluding (prior to) the payment of bonus payments under the annual incentive plan, and also excluding extraordinary and non-recurring items, if any, including restructuring and related charges, goodwill or fixed asset impairment charges, prepayment fees on debt, other extraordinary charges or credits, and the effects of acquisitions.

Adjusted free cash flow for the corporate shared services reporting unit was defined under the annual incentive plan as such reporting unit’s net cash provided by (used in) operating activities (which includes and is calculated using the calculation of operating income under the annual incentive plan for such reporting unit), less cash capital expenditures, less payments on vendor-financed capital expenditures, plus any proceeds from sale of property, plant, and equipment, less investment in unconsolidated joint venture, plus proceeds from life insurance policies, less premium payments on life insurance policies, plus proceeds from the sale of long-term investments associated with the Company’s rabbi trust, less the purchase of long-term investments associated with the Company’s rabbi trust, and plus or minus the effects of exchange rate changes on cash and cash equivalents, in each case as calculated and reported on the reporting units financial statements. Adjusted free cash flow for the operating division reporting units was defined under the annual incentive plan as such reporting units’ cash from earnings (which includes and is calculated using the calculation of operating income under the annual incentive plan for such reporting unit), plus or minus cash from working capital, less cash capital expenditures, and plus proceeds from sale of property, plant, and equipment, in each case as calculated and reported by the reporting unit.

The Committee established three measurement levels - threshold, target, and maximum – for annual operating income and the annual free cash flow for each reporting unit under the fiscal 2022 annual incentive plan, as well as corresponding award funding opportunities.  For fiscal 2022, award funding could range from 10% of target levels at threshold performance up to 200% of target levels for superior results (consistent with the  award funding range under the fiscal 2021 annual incentive plan), with payouts in between designated levels determined using straight-line interpolation, and no awards earned for below-threshold performance results.

Eighty percent of the target bonus is paid to each participant if the relevant reporting unit reaches its target operating income, and an additional twenty percent of the target bonus is paid to each participant if the relevant reporting unit reaches its target free cash flow, with each component separately funded.  Consistent with the program in prior years, the annual incentive bonuses under the plan, if any, are paid in cash.

In developing the performance targets for the fiscal 2022 annual incentive program, the Committee carefully evaluated current and expected business conditions, as well as historical consolidated and divisional performance.  Critical factors, such as the ongoing impact from the COVID-19 pandemic, current demand trends for furniture and bedding, and the overall global economy, were also considered in setting the performance levels, which the Committee believed to be both challenging and realistic at the time goals were set.  Once set by the Committee, these performance levels were not changed or adjusted during the year, despite additional headwinds faced by the Company from the ongoing pandemic and other macroeconomic conditions.

Based on the actual financial results achieved by the Company and by the two divisional reporting units, no bonus was earned under our annual incentive awards for any of our NEOs, including our three NEOs for our corporate shared services reporting unit (Mr. Saxon, Executive Chairman; Mr. Culp, President and CEO; and Mr. Bowling); our one NEO for our mattress fabrics reporting unit (Ms. Brown); and our one NEO for our upholstery fabrics reporting unit (Mr. Chumbley).

For the corporate shared services plan, which applies to Mr. Saxon, Mr. Culp, and Mr. Bowling, the measurement of annual operating income for the Company that would have been required for the target-level bonus was $17,042,000, and the measurement of annual free cash flow for the Company that would have been required for the target-level bonus was $6,000,000.  The annual operating income that would have been required for the maximum level bonus was $23,000,000, and the annual free cash flow that would have been required for the maximum level bonus was $12,000,000.  The annual operating income that would have been required for the threshold level bonus was $12,000,000, and the annual free cash flow that would have been required for the threshold level bonus was $3,000,000.  The actual annual operating income and free cash flow achieved by the Company was $678,000 and $(24,259,000), respectively, which was below the threshold level for each component and resulted in no bonus being earned by Mr. Saxon, Mr. Culp, or Mr. Bowling.

The annual incentive bonus for Mr. Chumbley was based on the same annual operating income and annual free cash flow performance measurements but was determined by the financial performance of the CUF division only.  The annual operating income for the CUF division that would have been required for the target-level bonus was $13,000,000, and the annual free cash flow for the CUF division that would have been required for the target-level bonus was $9,000,000.  The annual operating income that would have been required for the maximum level bonus was $17,000,000, and the annual free cash flow that would have been required for the maximum level bonus was $15,000,000.  The annual operating income that would have been required for the threshold level bonus was $9,000,000, and the annual free cash flow that would have been required for the threshold level bonus was $6,000,000.  The actual annual operating income and free cash flow achieved by the CUF division was $5,626,000 and $(9,304,000), respectively, which was below the threshold level for each component and resulted in no bonus being earned by Mr. Chumbley.

The annual incentive bonus for Ms. Brown was based on the same annual operating income and annual free cash flow performance measurements but was determined by the financial performance of the CHF division only.  The annual operating income for the CHF division that would have been required for the target-level bonus was $15,950,000, and the annual free cash flow for the CHF division that would have been required for the target-level bonus was $17,054,000.  The annual operating income that would have been required for the maximum level bonus was $22,000,000, and the annual free cash flow that would have been required for the maximum level bonus was $23,000,000.  The annual operating income that would have been required for the threshold level bonus was $11,000,000, and the annual free cash flow that would have been required for the threshold level bonus was $11,000,000.  The actual annual operating income and free cash flow achieved by the CHF division was $4,212,000 and $(4,670,000), respectively, which was below the threshold level for each component and resulted in no bonus being earned by Ms. Brown.

Awards under the annual incentive plan are subject to a clawback feature providing that amounts earned pursuant to the awards be repaid to the Company if reported financial results are subject to a material negative restatement such that the amount earned or vested would have been lower using the restated financial results.

The bonus amounts paid under this plan to our NEOs, if any, are reflected in the Summary Compensation Table in the “Non-Equity Incentive Compensation” column, and the potential target level, maximum, and threshold level bonus payments for our NEOs, based on operating income and free cash flow levels, are reflected in the Grants of Plan-Based Awards table in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” columns.

Long-Term Incentive Awards

Based upon our overall compensation strategy, the Committee has established a program of granting long-term incentive awards to our NEOs pursuant to the Company’s 2015 Equity Incentive Plan.  After granting only time-based awards in fiscal 2021 due to the uncertainty caused by the COVID-19 pandemic, and in light of the expected improvement in business conditions for fiscal 2022, the Committee approved a return to granting a combination of performance-based and time-based restricted stock units (RSUs) under the long term incentive compensation plan (“LTIP) for fiscal 2022 (except for the chief executive officer, who received a grant of solely performance-based RSUs).  Award vesting for the performance-based RSUs is tied to the cumulative adjusted operating income of the applicable reporting unit over a three-year period.  Adjusted operating income was defined under the LTIP as the operating income for a reporting unit as calculated and recorded on the reporting unit’s financial statements for the applicable three-year performance period, but excluding extraordinary and non-recurring items, if any, including restructuring and related charges, goodwill or fixed asset impairment charges, prepayment fees on debt, other extraordinary charges or credits, and the effects of acquisitions.  Grants of time-based RSUs vest in full three years after the date of grant if the participant meets the continued service requirements.  Awards that vest are paid in shares of the Company’s common stock.

Grants to all participants under the plan for fiscal 2022, including the NEOs, consisted of one-half performance-based RSUs and one-half time-based RSUs, except that the grant for the chief executive officer was entirely performance-based, with no time-vested component.  The change for the fiscal 2022 program was implemented to align pay with longer-term Company performance success, based on an expectation of a more normalized business environment with better visibility for forecasting multi-year results, while also continuing our focus of aligning the long-term interest of management with those of our shareholders and retaining executive talent.

The potential number of fiscal 2022 performance-based RSUs that could be earned range from zero shares for performance at or below the threshold level up to two times the target grant (200% of target, or two shares per unit) for superior performance.  For the fiscal 2022 grant, threshold performance was set at 90% of the three-year cumulative target goal for adjusted operating income and at 120% for the superior hurdle.  The actual number of vested shares is calculated on a pro rata basis between the threshold and maximum levels.  Grants of time-based RSUs for fiscal 2022 were structured so that each time-based RSU granted under the plan will convert into one share of common stock at the end of the three-year vesting period if the participant continues providing services to the Company for the full vesting period.

The vesting conditions for the performance-based awards granted to NEOs for fiscal 2022 include a total shareholder return (TSR) moderator such that the number of shares earned pursuant to the performance-based LTIP awards can increase or decrease based on the Company’s relative TSR performance over the three-year plan period as compared to the TSR of the Company’s peer group companies over the same period.  If the Company’s three-year TSR result puts the Company in the top quartile of its peer company group, the number of shares earned is increased by 25% (except that the total number of shares earned cannot exceed the maximum award set at 200% of target), and if the Company’s three-year TSR result puts the Company in the bottom quartile of its peer company group, the number of shares earned is decreased by 25%.  If the Company’s three-year TSR result is between the 50th and 75th percentiles of the Company’s peer group, the number of earned shares is increased by 1% for each incremental percentile increase (capped at a 25% increase and no more than 200% of target).  If the Company’s three-year TSR result is between the 25th and 50th percentiles of the Company’s peer group, the number of shares is decreased by 1% for each incremental percentile decrease (capped at a 25% decrease).  No adjustment to the number of earned shares will be made if the Company’s three-year TSR result puts the Company at the 50th percentile of its peer company group.

The LTIP program includes both corporate officers and certain non-officer employees.  The number of equity awards granted to any individual is based upon the Committee’s assessment of that individual’s level of responsibility and ability to affect operating income and the Company’s common stock price.  In making that judgment, the Committee also considers our overall compensation strategy, the advice of our compensation consultant, management’s recommendation, and the remainder of the recipient’s compensation package.

A total of 75,558 restricted stock units were granted to NEOs for fiscal 2022 (compared to 104,001 units for fiscal 2021), of which 54,727 were performance-based and 20,831 were time-based.  For grants of performance-based RSUs, each unit consists of the right to receive zero to two shares of the common stock of the Company based on attainment of cumulative adjusted operating income of the Company, or the division that employs the award recipient, during the three fiscal years following the grant.  For grants of time-based RSUs, each unit consists of the right to receive one share of common stock based on the participant remaining employed with the Company through the end of the three-year vesting period.  For fiscal 2022, the Committee again included Company personnel other than NEOs in the long-term incentive program and granted 34,920 restricted stock units to these individuals to provide additional performance and retention incentives, as well as shareholder alignment incentives, to a larger group of key personnel.

The total commitment of 110,478 restricted stock units for grants to employees represented a modest burnrate (number of shares granted as a percent of common shares outstanding) of 0.90% at a target award level when compared to industry peers and the broader market.  The units will also fully vest in the target amounts for each award recipient upon a qualifying termination of employment in connection with a change of control (a “double trigger” change of control feature) or the termination of the recipient’s employment by reason of the recipient’s death or disability.  These awards are subject to a clawback feature providing that amounts earned pursuant to the awards be repaid to the Company if reported financial results are subject to a material negative restatement such that the amount earned or vested would have been lower using the restated financial results.

The long-term incentive awards granted under this program to our NEOs are reflected in the Summary Compensation Table in the “Stock Awards” column.  For our NEOs who received grants under this program in fiscal 2020, 2021, and 2022, the number of unearned units that have not vested as of the end of fiscal 2022 (which includes awards granted in fiscal 2020 for the performance period that ended in fiscal 2022, but that had not yet vested as of the end of fiscal 2022), as well as the market value of such unearned units, are reflected in the “Outstanding Equity Awards at Fiscal Year-End” table.  Shares of stock that were acquired by NEOs in fiscal 2022 pursuant to vesting of long-term incentive restricted stock unit awards are shown in the “Option Exercises and Stock Vested” table.

The shares of stock that were actually acquired by NEOs in fiscal 2022, as shown in the “Options Exercised and Stock Vested” table herein, relate to the fiscal 2019 LTIP program and the three-year performance period that ended in fiscal 2021.  A total of 44,500 restricted stock units were granted to our current NEOs during fiscal 2019, with each unit consisting of the right to receive up to two shares of the Company’s common stock based on the achievement of cumulative operating income, excluding certain one-time or unusual items of the Company, or the division that employs the award recipient, during the three fiscal years following the grant (fiscal years 2019 – 2021 for the restricted stock units granted in fiscal 2019).  Despite the significant and unexpected disruption in fiscal 2020 as a result of the COVID-19 pandemic, the Committee did not alter or adjust the previously set levels of operating income over the three-year performance period for the fiscal 2019 long-term incentive program for any participants.

The fiscal 2019 long-term incentive program for Mr. Saxon, Mr. Culp, and Mr. Bowling was based upon the three-year cumulative operating income, excluding one-time or unusual items, of the Company on a consolidated basis.  The three-year cumulative operating income target level (at which one share would be earned for each unit) was $70,732,000.  The three-year cumulative operating income at entry level (10% lower than target, at which point the number of shares earned would be reduced to one-half share for each unit) was $63,659,000 (the number of shares earned for three-year cumulative operating income below entry level would be zero shares).  The three-year cumulative operating income target at the maximum level (at which two shares would be earned for each unit) was $84,879,000.  The actual three-year cumulative operating income level achieved, excluding certain one-time or unusual items, for the Company was $33,546,000, resulting in the vesting of zero shares of stock for Mr. Saxon, Mr. Culp, and Mr. Bowling, as shown in the “Option Exercised and Stock Vested” table herein.

The fiscal 2019 long-term incentive program for Ms. Brown was based upon the three-year cumulative operating income, excluding one-time or unusual items, of the CHF division only.  The three-year cumulative operating income target level (at which one share would be earned for each unit) was $60,223,000.  The three-year cumulative operating income at entry level (10% lower than target, at which point the number of shares earned would be reduced to one-half share for each unit) was $54,201,000 (the number of shares earned for three-year cumulative operating income below entry level would be zero shares).  The three-year cumulative operating income at the maximum level (at which two shares would be earned for each unit) was $72,268,000.  The actual three-year cumulative operating income level achieved, excluding certain one-time or unusual items, for the CHF division was $28,333,000, resulting in the vesting of zero shares of stock for Ms. Brown, as shown in the “Option Exercised and Stock Vested” table herein.

The fiscal 2019 long-term incentive program for Mr. Chumbley was based upon the three-year cumulative operating income, excluding one-time or unusual items, of the CUF division only.  The three-year cumulative operating income target level (at which one share would be earned for each unit) was $33,441,000.  The three-year cumulative operating income at entry level (10% lower than target, at which point the number of shares earned would be reduced to one-half share for each unit) was $30,097,000 (the number of shares earned for three-year cumulative operating income below entry level would be zero shares).  The three-year cumulative operating income at the maximum level (at which two shares would be earned for each unit) was $40,129,000.  The actual three-year cumulative operating income level achieved, excluding certain one-time or unusual items, for the CUF division was $32,654,000, resulting in the vesting of 6,734 shares of stock for Mr. Chumbley, which were then subject to a total shareholder return (TSR) moderator.  In applying the TSR moderator, the Compensation Committee considered certain changes made in connection with application of the TSR moderator for awards granted under the fiscal 2020 long-term incentive compensation program, which included a cap on the potential increase or decrease in the number of shares that could be earned by the award recipient as a result of the TSR moderator, such that if the Company’s three-year TSR result placed the Company in the bottom quartile of the applicable benchmark group, then the number of shares earned would be decreased by 25%.  No such limitation on the amount of any increase or decrease in shares earned was specified for application of the TSR moderator for awards granted under the long-term incentive compensation program for the three-year period ending with fiscal 2021, which would have resulted in a share award of 337 shares to Mr. Chumbley after application of the TSR moderator.  However, the Compensation Committee determined that in light of the significant disruption in the Company’s stock price during the applicable three-year performance period, including as a result of the unprecedented disruption caused by the COVID-19 pandemic, as well as the upholstery fabrics division’s solid performance during the applicable performance period prior to the COVID-19 disruption, the potential decrease in Mr. Chumbley’s shares should be capped at a 25% adjustment, resulting in a final award of 5,051 shares for Mr. Chumbley, as shown in the “Option Exercised and Stock Vested” table herein.

Health and Welfare Plans

Our health and welfare benefit plans for fiscal 2022 were open to all full-time employees.  Under each plan, the NEOs received either the same benefit as all other salaried employees or a benefit that is exactly proportional, as a percentage of salary, to the benefits that others receive.  For example, the amount of each individual’s Company-paid life insurance policy is based on his or her base salary.

Retirement Plans

401(k)

During fiscal 2021, participation in our tax-qualified 401(k) plan was available to all of our full-time employees over the age of 21 with at least three months of service.  This plan allows our employees to save money for retirement in a tax-advantaged manner.  All of our NEOs participated in this plan during fiscal 2022.  For each participant, we contributed 100% of the first 4% of salary that the participant contributed to the plan.  This is the level of matching contribution that the plan prescribes pursuant to changes implemented in January 2018.

Supplemental non-qualified deferred compensation plan

We provided a supplemental non-qualified deferred compensation plan during fiscal 2022 for all of our NEOs.  Under the plan, each participant may elect to defer up to 100% of his or her annual base salary and/or annual incentive bonus into the participant’s plan account.  In addition, we have the ability to make Company contributions in any amount to any participant’s account.  In fiscal 2022, Mr. Culp received Company contributions to his plan account equal to 15% of his annual salary (unchanged from fiscal 2021), Mr. Chumbley and Mr. Bowling each received Company contributions to their respective plan accounts equal to 12.5% of their annual salaries (unchanged from fiscal 2021), and Ms. Brown received Company contributions to her plan account equal to 12.5% of her annual salary (increased from 10% in fiscal 2021).  Company contributions to the plan account of Mr. Saxon were previously discontinued in fiscal 2021.  In addition to the aforementioned contributions, we made Company contributions to the accounts of two other executive officers who were plan participants in fiscal 2022.

The Company contributions made to our NEOs during fiscal 2022 under our supplemental non-qualified deferred compensation plan, as well as contributions made to the plan by each NEO during fiscal 2022, are reflected in the Nonqualified Deferred Compensation Table in the “Registrant Contributions in Last FY” and the “Executive Contributions in Last FY” columns.

Perquisites

We provide only very limited perquisites.  During fiscal 2022, the only perquisites provided to our NEOs was an automobile allowance and an opportunity to voluntarily participate in an executive health program where the Company pays the cost of a comprehensive health assessment to address overall medical needs and assess health risk.  The costs associated with these perquisites is included in the “All Other Compensation” column of the Summary Compensation Table under the caption “Executive Compensation - Summary Compensation Table” in this proxy statement and is more specifically described in footnote 2 thereof.

Severance Protection Plan

We have maintained a severance protection plan for many years that covers certain of our officers, including all of our current NEOs.  The plan operates through written agreements we have with each officer.  Under each of these agreements, the officer will be entitled to receive payment from the Company in certain circumstances if the officer’s employment terminates in anticipation of, or within a particular time period following, a change of control of our Company.  The agreements are “double trigger” arrangements that only allow an executive to receive a change of control severance payment if he/she is terminated without cause or can demonstrate an adverse change in his/her conditions of employment.

In each case, upon the officer’s qualifying termination of employment, the Company would pay the officer an amount that is approximately double his/her total cash compensation at the time of termination.  Total cash compensation means base salary plus the target annual incentive bonus for the fiscal year in which the termination occurs.  In addition, if the termination were to occur prior to the annual bonus payout for the prior fiscal year, the officer would be entitled to that bonus payment (to the extent earned for such period) as well.

Each agreement also provides for an additional payment of one year’s total cash compensation to the officer in exchange for non-competition covenants.  In no case, however, will the executive recipient receive more than the amount permitted by Section 280G of the US Internal Revenue Code relating to excess parachute payments.  Thus, excise tax liabilities are avoided.  For information about these covenants, the circumstances in which payments under the agreements would be triggered and the estimated amounts of the payments to our NEOs, see “Potential Payments Upon Termination or Change of Control.”

Anti-Hedging and Anti-Pledging Policies

The Company maintains a policy that prohibits all executive officers, as well as all directors and certain other designated individuals, from hedging with respect to any of the Company’s securities.  This includes a prohibition on purchasing any instrument or engaging in any transaction, including put options or forward-sale contracts, with the purpose of offsetting or reducing exposure to the risk of price fluctuations in Company securities.  In addition, the Company’s policy strongly discourages executive officers, directors, and other designated individuals from pledging Company securities to secure a loan, including holding such securities in a margin account, unless such person has the clear financial capability to repay any associated loan without resort to the pledged securities.  The Company policy requires advance notice and pre-clearance of any such pledge or margin transaction.  None of the Company’s executive officers or directors have currently pledged any Company securities.

Consideration of Shareholder Advisory Vote and Changes for Fiscal 2023

At the Company’s 2021 annual meeting of shareholders, 95.1% of the shares for which votes were cast voted to approve the compensation paid to our NEOs.  The Compensation Committee viewed this as a strong endorsement of the Company’s compensation philosophy and the compensation paid to its executives.

Over the past several fiscal years, the Committee has taken action to enhance various aspects of its compensation program, including:

−	adding a relative total shareholder return (TSR) element to the performance criteria for the LTIP program for NEOs
−	enhancing and expanding anti-hedging and anti-pledging policies
−

changing the change of control provisions of additional compensation plans and awards to a “double trigger,” requiring adverse consequences in addition to a change of control before accelerated vesting of compensation or other benefits

−	adding a clawback feature to the annual incentive plan for NEOs to match the previously existing clawback feature in the LTIP award agreement
−	adopting share ownership and share retention requirement policies applicable to executive officers and board members

Interactions with shareholders and shareholder advisory services, along with the 95.1% approval vote noted above, caused the Committee to believe the Company’s compensation program is well supported.  Thus, many elements of the Committee’s approach to executive compensation for fiscal 2023 have remained consistent with the approach in fiscal 2022, with changes as noted below.

As previously described, in fiscal 2022 the Committee implemented a new executive compensation philosophy to begin positioning base salaries and target short-term and long-term incentive award opportunities for NEOs at or near market 50th percentile (or median) levels, as compared to the Company’s peer group.  This adjustment to the philosophy of targeted pay positioning was intended to be made through a series of adjustments over time, as warranted based on Company and individual performance, with the first adjustment to base salaries being implemented for fiscal 2022.  The next step of this phased-in adjustment to pay positioning targets was intended to be implemented for fiscal 2023.  However, near the end of fiscal 2022, in response to ongoing macroeconomic headwinds affecting the Company’s business, including continued disruption from the COVID-19 pandemic, weakness in the domestic mattress industry, ongoing inflationary pressures, and other macroeconomic pressures that were materially affecting the Company’s operations, the Company temporarily implemented a freeze on base salaries for most employees with base salaries over $150,000, including all NEOs.  This salary freeze remains in effect, resulting in no currently planned changes in the base salaries of any of our NEOs for fiscal 2023, except that Mr. Saxon’s cash compensation will decrease, effective September 1, 2022, to consist solely of annual cash compensation of $350,000.  This change in compensation for Mr. Saxon is in connection with his previously announced change in duties, whereby Mr. Saxon will no longer be a full-time employee or executive officer of the Company, but will continue to serve as Chairman of the board and will provide advice, strategic planning, and consulting services to the Company on an ongoing basis.  The current freeze on base salaries will continue to be reviewed and reassessed, and it may in the future be lifted, if the Company’s business conditions, liquidity, and trends improve.

The annual incentive bonus program has been renewed for fiscal 2023.  For the mattress fabrics and upholstery fabrics reporting units, the fiscal 2023 annual incentive bonus program will continue to be tied to measures of adjusted operating income and adjusted free cash flow, with an allocation between the two performance measures of 20% operating income and 80% free cash flow (as opposed to the allocation of 80% operating income and 20% free cash flow in fiscal 2022).  For the executive shared services reporting unit, the fiscal 2023 annual incentive bonus program will be tied solely to the measure of adjusted free cash flow with a 100% allocation to this measure (as opposed to the allocation of 80% operating income, 20% free cash flow in fiscal 2022); provided, however, that a negative moderator between 5% and 20% will be applied against any bonus earned by the executive shared services reporting unit if the Company experiences a consolidated operating loss for fiscal 2023, with the amount of the moderator to increase based on the amount of the operating loss, up to a maximum of 20%. The use of these measures for the fiscal 2023 annual incentive bonus program is due to management’s current strategic priorities for each reporting unit for fiscal 2023, particularly its focus on cash generation, and taking into account the ongoing uncertainty and continuing macroeconomic headwinds relating to weakness in domestic mattress industry sales, inflationary pressures, the ongoing impact of the COVID-19 global pandemic on the Company’s operations, and other market conditions. The Committee believes that these two measures are critical in evaluating the Company’s ability to operate effectively in this uncertain business environment.

Consistent with the fiscal 2022 annual incentive program, the fiscal 2023 program consists of three measurement levels - threshold, target, and maximum – for performance goals and corresponding funding opportunities.  Maximum bonus awards under the program are set at 200% of target bonus levels and threshold bonus awards under the program are set at 20% of target bonus levels (changed from 10% of target bonus levels in fiscal 2022 based on challenging performance targets that require significant improvement compared to performance in fiscal 2022).  Target annual operating income and free cash flow levels for each reporting unit have been established by the Committee, and target bonus levels for all NEOs have been established, ranging from 70% to 100% of annual salary. The annual incentive bonuses under the plan, if any, will be paid in cash.

In developing the performance targets for the fiscal 2023 bonus program, the Committee carefully evaluated current and expected business conditions, as well as historical consolidated and divisional performance.  Critical factors, such as the potential for continued COVID-19 pandemic impact, inflationary pressures, current demand trends for furniture and bedding, and continuing macroeconomic headwinds, were also considered in setting the performance levels, and the Committee used wide performance ranges to address limited visibility and challenging performance targets that require significant improvement compared to performance in fiscal 2022.

The practice of granting long-term incentive equity awards was continued for fiscal 2023.  The Committee again approved granting a combination of performance-based and time-based restricted stock units in fiscal 2023, which vest three years after the date of grant if the participant meets the applicable performance and continued service requirements.  Grants to all NEO participants under the plan consist of one-half performance-based units and one-half time-based units, except that the grant for the chief executive officer is 75% performance-based, 25% time-based.  The Committee implemented this structure to align pay with longer-term Company performance success, and also to continue our focus of aligning the long-term interest of management with those of our shareholders and retaining executive talent.

Grants of performance-based restricted stock units are structured so that shares would be vested at one share per unit for performance at the target level, with a reduction down to 0.20 shares per unit at the “entry point” (threshold) of thirty percent lower than target (changed from ten percent lower than target in fiscal 2022 based on challenging performance targets that require significant improvement compared performance in fiscal 2022), and a potential vesting of two shares per unit (maximum vesting) for performance at thirty percent higher than target (changed from twenty percent higher than target in fiscal 2022 based on challenging performance targets that require significant improvement compared to fiscal 2022).  The actual number of vested shares is calculated on a pro rata basis between the threshold and maximum levels, with no shares being earned if the threshold level of performance is not achieved.  Grants of time-based restricted stock units are structured so that each time-based restricted stock unit granted under the plan will convert into one share of common stock at the end of the three-year vesting period if the participant continues providing services to the Company for the full vesting period.

The vesting conditions for the performance-based awards granted to NEOs include a total shareholder return (TSR) moderator such that the number of shares earned pursuant to the performance-based LTIP awards can increase or decrease based on the Company’s relative TSR performance over the three-year plan period as compared to the TSR of the Company’s peer group companies over the same period.  If the Company’s three-year TSR result puts the Company in the top quartile of its peer company group, the number of shares earned is increased by 25% (except that the total number of shares earned cannot exceed the maximum of two shares per unit), and if the Company’s three-year TSR result puts the Company in the bottom quartile of its peer company group, the number of shares earned is decreased by 25%.  If the Company’s three-year TSR result is between the 50th and 75th percentile of the Company’s peer group, the number of earned shares is increased by 1% for each incremental percentile increase (capped as a 25% increase and no more than two shares per unit).  If the Company’s three-year TSR result is between the 25th and 50th percentile of the Company’s peer company group, the number of shares is decreased by 1% for each incremental percentile decrease (capped at a 25% decrease).  No adjustment to the number of earned shares will be made if the Company’s three-year TSR result puts the Company at the 50th percentile of its peer company group.

Including awards for non-executives, the maximum number of shares that could be issued under the fiscal 2023 LTIP is 276,076.  For the NEOs, the number of units and number of shares of common stock that would vest upon attainment of target operating income levels include a grant to Mr. Culp of 55,741 units, of which 13,935 are time-based restricted units and 41,806 are performance-based restricted units (maximum of 83,612 total shares of common stock); a grant to Mr. Bowling of 22,631 units, of which 11,315 are time-based restricted units and 11,315 are performance-based restricted units (maximum of 22,631 shares with respect to the performance-based units); and a grant to Mr. Chumbley of 26,944 units, of which 13,472 units are time-based restricted units and 13,472 units are performance-based restricted units (maximum of 26,944 total shares of common stock with respect to the performance-based units).  No grant was made to Mr. Saxon or Ms. Brown under the fiscal 2023 LTIP.

The supplemental non-qualified deferred compensation plan was also continued for fiscal 2022, with Company contributions to the account of Mr. Culp, Mr. Bowling, Mr. Chumbley, and Ms. Brown unchanged from fiscal 2022.

Conclusion

Our Compensation Committee has considered each of the elements of the named executive officers’ compensation as described above.  It also has considered the total amounts of current compensation, retirement compensation, and potential compensation from equity awards and severance protection that these elements provide to the officers.  The Committee believes the amount of each compensatory element and the total amount of compensation for each NEO is reasonable and appropriate in light of the officer’s experience and individual performance contribution, and our recent operational and financial results.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K.  Based on its review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and in our Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

The foregoing report has been furnished by members of the Compensation Committee.

Perry E. Davis, Chairman

John A. Baugh

Sharon A. Decker

Kimberly B. Gatling

Fred A. Jackson

Jonathan L. Kelly

SUMMARY COMPENSATION TABLE

The following table shows the compensation we paid for fiscal 2022, 2021, and 2020 to our named executive officers.

Name and Principal		Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Position (a)	Year (b)	($) (c)	($) (d)	($) (e)*(1)	($) (f)	($) (g)**	($) (h)***	($) (i) (2)	($) (j)
Franklin N. Saxon Executive Chairman (3)	2022 2021 2020	448,717 459,375 476,042	— — —	— 75,000 514,880	— — —	— 621,250 —	104,125 107,072 91,694	125,723 93,869 203,940	678,565 1,356,566 1,286,556

Robert G. Culp, IV President and Chief Executive Officer (4)	2022 2021 2020	482,051 415,000 349,792	— — —	499,996 475,004 319,681	— — —	— 843,125 —	4,974 10,297 8,517	128,211 80,594 76,924	1,115,232 1,824,020 754,914

Kenneth R. Bowling Executive Vice President, Chief Financial Officer, and Treasurer	2022 2021 2020	279,077 260,542 252,385	— — —	203,004 191,101 184,723	— — —	— 339,203 —	10,358 9,866 8,067	69,598 51,669 58,772	562,037 852,381 503,947

Boyd B. Chumbley President, Culp Upholstery Fabrics Division	2022 2021 2020	277,052 272,964 271,519	— — —	241,694 242,253 238,165	— — —	— 395,107 141,072	18,340 15,989 12,495	75,019 57,775 66,281	612,105 984,088 729,532

Cassandra J Brown President, Culp Home Fashions Division (5)	2022 2021 2020	233,961 219,833 199,563	— — —	169,787 161,704 126,250	— — —	— 198,949 —	10,971 8,874 7,061	59,247 36,338 16,706	473,966 625,698 349,850

*	The stock award values reflected in column (e) of the Summary Compensation Table are for restricted stock units we granted in fiscal 2022, 2021, and 2020, respectively.
**

Payments are made in the first quarter following completion of the fiscal year.  The amounts shown in this column represent the cash bonus amounts that were awarded to the NEOs pursuant to the Company’s annual incentive program for the applicable year.  Details of the Company’s fiscal 2022 annual incentive plan is described under the heading “Annual Incentive Plan” in the Compensation Discussion and Analysis section of this Proxy Statement.

***

Column (h) of the Summary Compensation Table shows the amount of interest earned during the fiscal year on the officer’s account balance under our supplemental non-qualified deferred compensation plan that the Securities and Exchange Commission considers to be “above market.”   The Compensation Committee is responsible for setting this interest rate.  The current rate, which is the rate for 30-year U.S. Treasury notes plus 2.5%, has been in place since fiscal 2003.  For more information about this plan, see “−Non-Qualified Deferred Compensation” below.

(1)

These numbers reflect the aggregate grant date fair value computed in accordance with ASC Topic 718 for fiscal 2020 through fiscal 2022 for equity-based awards granted to each NEO, with these awards calculated based on the probable level of achievement at the time of grant.  The awards therefore reflect the estimated aggregate compensation expense to be recognized in the Company’s financial statements over the relevant service period determined as of the grant date, and do not reflect the actual value, if any, that may be received by executive officers for their awards.  For information about the relevant assumptions made in calculating compensation expense, please see note 14 – “Stock-Based Compensation” to the financial statements included in our fiscal 2022 Annual Report on Form 10‑K.  The potential maximum aggregate grant date fair value of these equity-based awards is shown below:

Name	Year	Potential Maximum Value of Stock Awards at Grant Date
Franklin N. Saxon	2022 2021 2020	— $75,000 $1,029,740
Robert G. Culp, IV	2022 2021 2020	$1,000,006 $475,004 $481,863
Kenneth R. Bowling	2022 2021 2020	$304,514 $191,101 $278,419
Boyd B. Chumbley	2022 2021 2020	$362,540 $242,253 $358,974
Cassandra J. Brown	2022 2021 2020	$254,688 $161,704 $183,393

(2)	The following table shows the components of “All Other Compensation.”

	401(k) plan match ($)	Amount paid for group life insurance (a) ($)	Contribution to non-qualified deferred compensation plan ($)	Perquisites (b) ($)	Other ($)
Saxon	10,472	278	104,173	10,800	—
Culp	11,652	1,336	104,423	10,800	—
Bowling	11,529	1,336	45,933	10,800	—
Chumbley	11,323	1,336	53,960	8,400	—
Brown	9,406	1,266	40,175	8,400	—

(a)	The amount paid for life insurance consists of premiums for group life insurance that is generally available to all salaried full-time employees.
(b)

Perquisites were solely for an auto allowance of $8,400 for each NEO, and, for each of Mr. Saxon, Mr. Culp, and Mr. Bowling, $2,400 for the cost of their participation in a voluntary executive health program.

(3)	Mr. Saxon was elected as Executive Chairman effective January 1, 2020. He served as Chairman and Chief Executive Officer through December 31, 2019.
(4)

Mr. Culp, IV was elected as President and Chief Executive Officer of the Company effective January 1, 2020.  He served as President, Chief Operating Officer, and President, Culp Home Fashions Division, through December 31, 2019.

(5)	Ms. Brown was elected as President, Culp Home Fashions effective January 1, 2020. She served as Executive Vice President, Culp Home Fashions Division, through December 31, 2019.

Grants of Plan-Based Awards

The following table provides information about the potential amounts payable to named executive officers under the annual incentive and long-term incentive plans for fiscal 2022.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (3)	Grant Date Fair Value of Stock and Option Awards (4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(l)
Franklin N. Saxon	7/22/2021 7/22/2021	31,500 —	315,000 —	630,000 —	— —	— —	— —	— —	— —
Robert G. Culp, IV	7/22/2021 7/22/2021	50,000 —	500,000 —	1,000,000 —	— —	— 33,898	— 67,797	— —	— 499,996
Kenneth R. Bowling	7/22/2021 7/22/2021	20,300 —	203,000 —	406,000 —	— —	— 6,881	— 13,763	— 6,882	— 203,004
Boyd B. Chumbley	7/22/2021 7/22/2021	19,905 —	199,046 —	398,093 —	— —	— 8,193	— 16,386	— 8,193	— 241,694
Cassandra J. Brown	7/22/2021 7/22/2021	16,979 —	169,785 —	339,570 —	— —	— 5,755	— 11,511	— 5,756	— 169,787
(1)	For a description of our annual incentive plan, see “Compensation Elements – Annual Incentive Plan.”
(2)

The amounts reported in these columns reflect performance-based restricted stock units granted to each NEO in fiscal 2022.  These restricted stock units vest and convert into the right to receive one share of common stock per unit at target performance and two shares of common stock per unit at maximum performance if applicable performance goals are achieved for the three-year period of fiscal 2022 through fiscal 2024.  No shares are earned for performance at or below the threshold level, with straight-line interpolation used to determine award funding in between designated levels.

(3)

The amounts reported in this column represent restricted stock units granted to each NEO in fiscal 2022.  These restricted stock units vest and convert into the right to receive one share of common stock per unit on July 22, 2024 if the participant continues providing services to the Company at the end of such three-year period.

(4)

These numbers reflect the aggregate grant date fair value computed in accordance with ASC Topic 718 for fiscal 2022 for equity-based awards granted to each officer, with these awards calculated based on the probable level of achievement at the time of grant.  The awards therefore reflect the estimated aggregate compensation expense to be recognized in the Company’s financial statements over the relevant service period determined as of the grant date, and do not reflect the actual value, if any, that may be received by executive officers for their awards.  For information about the relevant assumptions made in calculating compensation expense, please see note 14 – “Stock-Based Compensation” to the financial statements included in our fiscal 2022 Annual Report on Form 10‑K.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information about the equity awards our named executive officers held as of the end of fiscal 2022.

Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
(a)		(g)	(h)	(i)	(j)
Franklin N. Saxon	7/18/2019 8/06/2020 7/22/2021	— 6,812 (2) —	— 44,210 —	— (3) — (4) — (5)	— — —

Robert G. Culp, IV	7/18/2019 8/06/2020 7/22/2021	8,518 (2) 43,143 (2) —	55,282 279,998 —	— (3) — (4) — (5)	— — —

Kenneth R.Bowling	7/18/2019 8/06/2020 7/22/2021	4,922 (2) 17,357 (2) 6,882 (2)	31,944 112,647 44,664	— (3) — (4) — (5)	— — —

Boyd. B. Chumbley	7/18/2019 8/06/2020 7/22/2021	6,346 (2) 22,003 (2) 8,193 (2)	41,186 142,799 53,173	545 (3) — (4) — (5)	3,537 — —

Cassandra J. Brown	7/18/2019 8/06/2020 7/22/2021	3,414 (2) 14,687 (2) 5,756 (2)	22,157 95,319 37,356	— (3) — (4) — (5)	— — —

(1)	We calculated these values using a price of $6.49, the closing price per share of our common stock on the New York Stock Exchange as of May 1, 2022.
(2)

The restricted stock units in this grant vest and convert into the right to receive one share of common stock per unit at the end of three years if the participant continues providing services to the Company at the end of such three-year period.

(3)

The restricted stock units in this grant result in shares being earned, if at all, over a service and financial performance period of three fiscal years, beginning with the year that includes the date of grant of July 18, 2019.  The number of shares that can be earned and vested is based on whether certain pre-established cumulative performance levels as defined in the award agreement are met during the three-year performance period.  The numbers of shares shown in column (i) and the values shown in column (j) are based upon the Company’s financial performance in previous fiscal years that are included in the performance period for the grant as compared to the payout levels for the grant, with values calculated using the closing price of the Company’s common stock at the most recent fiscal year-end, and adjustments made based on application of the applicable TSR moderator for such grant.  For all NEOs other than Mr. Chumbley, the applicable threshold performance level for this grant was not met for the applicable three-year performance period, and therefore none of the restricted stock units were earned.

(4)	No performance-based restricted stock units were granted during the fiscal 2021 year.
(5)

The restricted stock units in this grant result in shares being earned, if at all, over a service and financial performance period of three fiscal years, beginning with the year that includes the date of grant of July 22, 2021.  The number of shares that can be earned and vested is based on whether certain pre-established cumulative performance levels as defined in the award agreement are met during the three-year performance period.  The numbers of shares shown in column (i) and the values shown in column (j) are based upon the Company’s financial performance in previous fiscal years that are included in the performance period for the grant as compared to the payout levels for the grant, with values calculated using the closing price of the Company’s common stock at the most recent fiscal year-end.  The threshold payout level for this grant is zero shares, with shares being earned and vested only if financial performance exceeds the threshold level.  Accordingly, if financial performance for the previous years was at or below threshold, zero shares and no value are shown.

Option Exercises and Stock Vested

The following table provides information about stock options exercised and common stock acquired on vesting by the named executive officers in fiscal 2022.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Franklin N. Saxon	—	—	—	—
Robert G. Culp, IV	—	—	—	—
Boyd B. Chumbley	—	—	5,051	86,574 (1)
Kenneth R. Bowling	—	—	—	—
Cassandra J. Brown	—	—	—	—

(1)	Value realized based on $17.14 per share, the closing price of our common stock on June 15, 2021, the trading day the stock award vested.

The shares acquired and value realized shown in the “Stock Awards” columns in the table above reflect shares that vested during fiscal 2022 and were awarded to the NEOs pursuant to the Company’s fiscal 2019 LTIP program that granted restricted stock units to the NEOs for the fiscal 2019 – 2021 performance period, as described in detail under the heading “Long-Term Incentive Awards” in the Compensation Discussion and Analysis section of this Proxy Statement.

Nonqualified Deferred Compensation

We maintain a supplemental nonqualified deferred compensation plan for certain management employees.  The following table provides information about amounts we contributed to the named executive officers’ plan accounts in fiscal 2022, voluntary contributions to the plan by those executive officers, and the executive officers’ earnings under the plan.  The last column shows each named executive officer’s total account balance as of the end of fiscal 2022.

	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings (Losses) in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
Name	($)	($)	($)	($)	($)
(a)	(b)	(c)(1)	(d)(2)	(e)	(f)
Franklin N. Saxon	—	—	208,298	—	4,575,454
Robert G. Culp, IV	—	74,376	(11,164)	—	582,354
Kenneth R. Bowling	—	35,548	20,743	—	475,562
Boyd. B. Chumbley	93,421	35,544	36,756	—	852,149
Cassandra J. Brown	90,513	29,120	22,026	—	529,931

(1)	All amounts in this column are included in column (i), “All Other Compensation,” of the Summary Compensation Table on page 35.
(2)

Of the amounts reported in this column, the following amounts are reported as above-market earnings on deferred compensation in column (h), “Change in Pension Value and Nonqualified Deferred Compensation Earnings,” of the Summary Compensation Table:  Mr. Saxon – $104,125; Mr. Culp – $4,974; Mr. Bowling – $10,358; Mr. Chumbley - $18,340; and Ms. Brown - $10,971.

Under the plan, each participant may elect to defer up to 100% of his or her annual salary or bonus into the participant’s plan account.  In addition, we have the ability to make Company contributions in any amount to any participant’s account.  For fiscal 2022, Mr. Culp received Company contributions equal to 15% of his annual salary (unchanged from fiscal 2021), Mr. Chumbley and Mr. Bowling each received Company contributions equal to 12.5% of their annual salaries (unchanged from fiscal 2021), and Ms. Brown received Company contributions equal to 12.5% of her annual salary (increased from 10% in fiscal 2021).  We have also agreed to pay each officer’s share of social security taxes on the amount of our contributions.  Company contributions to the account of Mr. Saxon were discontinued during fiscal 2021.  In addition to the aforementioned contributions, we made Company contributions to the accounts of two other executive officers who were plan participants in fiscal 2022.

Our Compensation Committee sets the rate of interest for plan accounts.  The current interest rate, set in fiscal 2003, is equal to the rate for 30-year U.S. Treasury notes plus 2.5%.  We currently compound interest on a monthly basis.

In general, if a participant’s employment terminates for any reason other than death, the participant will receive his or her account balance in a lump sum payment within 30 days after termination.  However, certain participants who are officers or shareholders of our Company, including all of the NEOs listed above, must wait six months after termination before receiving a distribution from the plan.

If a participant dies, we will pay the participant’s account balance to his or her beneficiary in a single lump sum within 30 days.

A participant may request to receive an early distribution of all or a portion of the participant’s account balance if he or she suffers a financial hardship involving unexpected and unforeseeable emergency medical expenses that are beyond the participant’s control.  A committee consisting of the chief executive officer, the chief financial officer and the head human resources officer has sole discretion to grant or deny such requests.

In addition, we have the right to terminate the plan at any time and distribute all account balances.  If we choose to do this, we must make the distributions between the date that is 12 months after we have completed all action necessary to terminate the plan and the date that is 24 months after the termination.

Because this is a nonqualified plan, benefits are unsecured.  This means that a participant’s claim for benefits is no greater than the claim of a general creditor.

Potential Payments Upon Termination or Change of Control

At the end of fiscal 2022, the Company was party to change of control and non-competition agreements with all of our NEOs.

The purpose of these agreements is to encourage the officers to carry out their duties in the event of a possible change in the control of our Company.  The agreements are not ordinary employment agreements.  Unless there is a change of control (as defined in the agreements), they do not provide any assurance of continued employment, or any severance.  Each agreement has a rolling three-year term.

Under these agreements, any of the following events would be a “change of control”:

•	any person, entity or group acquiring, directly or indirectly, 35% or more of our common voting stock (subject to certain exceptions);
•

a merger or consolidation involving us and another entity, if we are not the surviving entity and after the merger or consolidation the holders of 35% or more of the voting stock of the surviving corporation were not holders of our voting stock immediately before the transaction;

•	our liquidation or dissolution, or a sale or transfer of substantially all of our assets; or
•	a change in the majority of our directors that our directors have not approved.

Each agreement provides for payment to the officer in connection with a change of control if any of the following triggering events were to occur:

(1)	the officer is terminated in anticipation of the change of control,
(2)	the officer is terminated within three years after the change of control for any reason other than death, disability or for cause, or
(3)

the officer terminates his or her employment during that three-year period following the change of control because we (or our survivor) change his or her employment conditions in a negative and material way.

Following a triggering event, the officer would be entitled to payment in the amount of 1.99 times the officer’s total compensation.  “Total compensation” means base salary plus the target annual incentive bonus for the fiscal year in which the termination occurs.  In addition, if the termination were to occur prior to the annual bonus payout for the prior fiscal year, the officer would be entitled to that bonus payment as well.  However, any compensation that would constitute a parachute payment under Section 280G of the federal tax code would be reduced to the extent necessary to avoid a federal excise tax on the officer or the loss of our federal income tax deduction.

Each agreement currently allows the officer to choose whether to receive the officer’s change of control payment in a single lump sum or in equal monthly installments over the thirty-six month period following termination.

The agreements also provide for an additional payment of one year’s total compensation to each officer in exchange for non-competition covenants by the officer that take effect only if the officer’s employment terminates following a change of control.  Under these covenants, each officer has agreed not to compete with us or solicit our customers or employees for 12 months following termination.  The officer would receive the non-competition payment in 12 equal monthly installments beginning on the date of termination.

In addition, the agreements require us to reimburse the officers for any fees and expenses incurred in connection with any claim or controversy arising out of or relating to the agreements.

The following table estimates the total amounts we would owe Mr. Saxon, Mr. Culp, Mr. Bowling, Mr. Chumbley, and Ms. Brown under these agreements if there had been a change of control (and all agreements had been in effect at that time), and the officers had been terminated, on May 1, 2022, the last day of fiscal 2022.

Estimated Payments under Change of Control and Non-competition Agreements

Name	Change of Control Payment ($)	Non- Competition Payment ($)	Total Payment ($)
Mr. Saxon	$1,522,350	$765,000	$2,287,350
Mr. Culp	$1,990,000	$1,000,000	$2,990,000
Mr. Bowling	$981,070	$493,000	$1,474,070
Mr. Chumbley	$961,963	$483,398	$1,445,361
Ms. Brown	$820,547	$412,335	$1,232,882

In addition, as disclosed above, our named executive officers have received restricted stock units under our 2015 Equity Incentive Plan, pursuant to our LTIP program.  If a change in control (as defined in the 2015 Equity Incentive Plan) occurred, followed by an adverse triggering event of the type described above for the change of control and non-competition agreements, then the restricted stock units under this program would immediately vest at the target level.  These restricted stock unit awards are described in more detail under the caption “Compensation Discussion and Analysis—Long-Term Incentive Awards,” and are disclosed in the “Stock Awards” columns of the “Outstanding Equity Awards at Fiscal Year-End” table.  If a change in control had occurred as of the end of our most recent fiscal year and based upon the price of our common stock on that date, the following NEOs would have received stock with the following values:  Mr. Saxon -- $219,172; Mr. Culp -- $610,560; Mr. Bowling -- $265,856; Mr. Chumbley -- $331,516; and Ms. Brown -- $214,339. However, to the extent any such payment would constitute a parachute payment under Section 280G of the federal tax code, it would be reduced to the extent necessary to avoid a federal excise tax on the officer or the loss of our federal income tax deduction.

Also, the Company’s annual incentive awards and long-term incentive awards are covered by award agreements that pay amounts to award recipients if the recipient dies or becomes disabled during the term of the award such that vesting will become accelerated to the date of death or disability.  These plans and awards are described in more detail above in Compensation Discussion and Analysis under the headings for “Annual Incentive Plan” and “Long-Term Incentive Awards.”  Under the annual incentive plan award agreement, a bonus would be paid upon death or disability in the amount of an award recipient’s target bonus opportunity.  Under the long-term incentive plan award agreement, vesting of restricted stock units is accelerated upon death or disability such that the award recipient would be issued one share of common stock for each time-vested restricted stock unit, and at the target number of shares for each performance-based unit.  If the employment of our NEOs had terminated due to death or disability as of the end of our most recent fiscal year and based on the price of our common stock on that date, our NEOs would have received stock pursuant to long-term incentive awards valued at the same amounts disclosed in the immediately preceding paragraph with regard to a change of control as of the same date.  In addition, if the employment of our NEOs had terminated due to death or disability as of the end of our most recent fiscal year, the following NEOs would have received cash payments pursuant to annual incentive plan awards in the following amounts:  Mr. Saxon - $315,000; Mr. Culp - $500,000; Mr. Bowling - $203,000; Mr. Chumbley - $199,046; and Ms. Brown - $169,785.

CEO Pay Ratio

Pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Securities and Exchange Commission (the “SEC”) has adopted a rule requiring annual disclosure of a reasonable estimate of the ratio of the total annual compensation of our principal executive officer (‟PEO”) to the total annual compensation of the employee of our company and its subsidiaries who is determined to have the median compensation of, generally, all such employees (excluding the PEO). The rule also requires annual disclosure of this median employee’s total compensation for the year and the PEO’s total compensation for the year, in each case as determined in accordance with the rules governing the presentation of total compensation of the NEOs in the summary compensation table presented on page 35 of this Proxy Statement. Our PEOs for fiscal 2022 is Mr. Culp.

SEC rules require a company to identify the median-compensated employee only once every three years, absent material changes to the employee population, compensation programs, or median-compensated employee’s status during that period that would reasonably be expected to result in a significant change in the pay ratio. We previously identified our median-compensated employee in fiscal 2021, and there were no material changes in such areas in fiscal 2022 that would reasonably be expected to result in a significant change in the pay ratio.  Accordingly, we have used the same employee for calculating the ratio for fiscal 2022.

For fiscal 2022, we calculated the median-compensated employee’s total fiscal 2022 compensation in accordance with the rules governing the presentation of total compensation of the named executive officers in the summary compensation table.  Based on this methodology, the fiscal 2022 total annual compensation for the median-compensated employee was $30,185. As reported on page 35 of this Proxy Statement, the fiscal 2022 total annual compensation of our PEO, Mr. Culp, was $1,115,232, resulting in a ratio of the PEO’s total compensation to the median-compensated employee’s total compensation of approximately 37:1.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records. Because the SEC rules for identifying the median-compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the amount of compensation of the median-compensated employee and the pay ratio reported by other companies may not be comparable to our estimates reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

COMPENSATION OF DIRECTORS

Directors who are also employees of the Company do not receive additional compensation for service as directors.  For fiscal 2022, we paid our non-employee directors the following compensation:

•	an annual cash retainer, paid in quarterly installments, based on a fee of $60,000 for the Lead Director and $55,000 for the other non-employee directors.
•

a grant of shares under our 2015 equity incentive plan, issued in quarterly installments, with an aggregate annual value of $60,000 for the Lead Director and $55,000 for the other non-employee directors.   The number of shares granted each quarter is the number of shares valued at 25% of the yearly stock grant amount, determined with reference to the closing price of the Company’s common stock on the quarterly grant date, which resulted in quarterly grants made on each of July 1, 2021, October 1, 2021, January 3, 2022, and April 1, 2022, that totaled an aggregate of 5,386 shares to Mr. Jackson, 5,008 shares each to Mr. Davis and Ms. Decker, 4,161 shares each to Mr. Baugh, Ms. Gatling, and Mr. Kelly, 924 shares to Mr. McAllister, and 847 shares to Mr. Larson. The number of shares issued to each director with respect to each quarterly grant was based upon closing prices of $16.24 per share, $13.03 per share, $10.02 per share, and $7.93 per share at the quarterly dates of grant of July 1, 2021, October 1, 2021, January 3, 2022, and April 1, 2021, respectively.

The following table shows the total compensation earned by our non-employee directors in fiscal 2022 for their service on our Board.

	Fees Earned or paid in cash	Stock Awards	Option Awards	Total
Name	($)	($)	($)	($)
(a)	(b)	(c) (1)	(d)	(h)
John A. Baugh (2)	41,250	41,250	—	82,500
Perry E. Davis	55,000	55,000	—	110,000
Sharon A. Decker	55,000	55,000	—	110,000
Kimberly B. Gatling (2)	41,250	41,250	—	82,500
Fred A. Jackson	58,750	58,750	—	117,500
Jonathan L. Kelly (2)	41,250	41,250	—	82,500
Kenneth W. McAllister (3)	15,000	15,000	—	30,000
Kenneth R. Larson (3)	13,750	13,750	—	27,500

(1)

The amounts reflected in this column are the grant date fair value of the immediately vested common stock awarded to our directors, computed in accordance with ASC Topic 718. For information about the relevant assumptions made in calculating the expense, please see note 14 – “Stock-Based Compensation” to the financial statements including in our fiscal 2022 Annual Report on Form 10-K.

(2)	Mr. Baugh, Ms. Gatling, and Mr. Kelly were elected to the Board at the Company’s 2021 Annual Meeting of Shareholders.

(3)	Mr. McAllister’s and Mr. Larson’s term as director expired at the Company’s 2021 Annual Meeting of Shareholders.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The current members of the Compensation Committee, all of whom are non-employee directors and independent directors, are Mr. Davis (Chairman), Mr. Baugh, Ms. Decker, Ms. Gatling, Mr. Jackson, and Mr. Kelly.  None of our executive officers serves as a director or member of the compensation committee of another entity, one of whose executive officers serves on our Board or Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

All transactions between the Company and related parties are reviewed and approved by our Audit Committee, which is made up entirely of independent directors.  We collect information about related party transactions from our officers and directors through annual questionnaires distributed to officers and directors.  Each director and officer agrees to abide by our Code of Business Conduct and Ethics, which provides that officers and directors should avoid conflicts of interest and that any transaction or situation that could involve a conflict of interest between the Company and the officer or director must be reported to the Audit Committee and is subject to approval by the Audit Committee if and when appropriate.  The Code of Business Conduct and Ethics identifies a non-exclusive list of situations that may present a conflict of interest, including significant dealings with a competitor, customer, or supplier, similar dealings by an immediate family member, personal investments in entities that do business with the Company, and gifts and gratuities that influence a person’s business decisions, as well as other transactions between an individual and the Company.  The Audit Committee’s charter provides that the Audit Committee will review, investigate, and monitor matters pertaining to the integrity or independence of the Board, including related party transactions.  The Audit Committee reviews and makes determinations about related party transactions or other conflicts of interest as they arise, and in addition the Audit Committee conducts an annual review of all related party transactions each fiscal year.  Policies requiring review and approval of any transaction or arrangement with a director or executive officer that may present a conflict of interest are set forth in the Code of Business Conduct and Ethics, which states that such transactions will only be approved when the Audit Committee finds that the transaction is in the best interests of the Company even though it presents or appears to present a conflict of interest.  The Company is not aware of any such transaction with any shareholder owning more than five percent of our stock who is not a director or officer, but any such transaction would be reviewed using the same guidelines as for officers and directors.  The transaction described below was reviewed and approved by the Audit Committee using the Company’s policies and procedures described herein.

Lease Transactions.  During fiscal 2022, the Company leased an industrial facility from a partnership owned by the mother of Robert G. Culp, IV.  The lease was assumed by the Company in connection with its August 2008 acquisition of the knitted mattress fabrics operation of Bodet & Horst USA, LP, as the leased facility contained the fabric manufacturing operations of Bodet & Horst. The facility contains 63,522 square feet of floor space and is located in High Point, North Carolina.  The current non-cancelable lease term for this facility ends September 30, 2023.  The lessor is generally responsible for maintenance only of roof and structural portions of the leased facility.  The facility is leased on a “triple net” basis, with the Company responsible for payment of all property taxes, insurance premiums, and maintenance (other than structural maintenance).  Effective February 1, 2021, we amended this lease agreement to include options to renew and extend this lease for up to two additional periods of three-years each. The amendment also provided us with an allowance for reimbursement associated with certain leasehold improvements we previously paid on behalf of the lessor totaling $92,400. The lease payments during the current non-cancellable term, as well as the two optional renewal periods, are $13,200 per month, and are being partially offset by the $92,400 reimbursement allowance over the period covering the non-cancelable lease term and the two additional three-year renewal periods. The Company believes that the terms of this lease are no less favorable to the tenant than could have been obtained in arm’s length transactions with unaffiliated persons.  The total amount of rent paid by the Company under this related party lease totaled $148,000 in fiscal 2022, $151,000 in fiscal 2021, and $157,000 in fiscal 2020, respectively.  As of May 1, 2022, the remaining amount of the allowance for reimbursement of certain leasehold improvements was $76,000.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, its executive officers, any persons who hold more than ten percent of the Company’s common stock and certain trusts (collectively, “insiders”) to report their holdings of and transactions in the Company’s common stock to the Securities and Exchange Commission (the “SEC”).  Specific due dates for these reports have been established, and the Company is required to disclose in this Proxy Statement any late filings and any failures to file that have occurred since May 2, 2021.  Insiders must file three types of ownership reports with the SEC: initial ownership reports, change-in-ownership reports and year-end reports.  Under the SEC’s rules, insiders must furnish the Company with copies of all Section 16(a) reports that they file.  Based solely on a review of copies of these reports and on written representations the Company has received, the Company believes that since May 2, 2021, its insiders have complied with all applicable Section 16(a) reporting requirements, except that each of Mr. Baugh, Ms. Gatling, and Mr. Kelly did not timely file a report for one transaction during fiscal 2022 (one day late for Ms. Gatling and two days late for each of Mr. Baugh and Mr. Kelly) due to the timing of receipt of the reporting codes necessary to file each such report, and except for the inadvertent failure to timely file a Form 4 for each Ms. Durbin and Mr. Gallagher in fiscal 2021 relating to a contingent award of time-based restricted stock units granted to each of them on August 6, 2020.

AUDIT COMMITTEE REPORT

The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is available on the Company’s website at www.culp.com under the “Investor Relations/Governance” section.  The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the Company’s financial reports and information, systems of internal controls, and accounting, auditing, and financial reporting processes.  The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent auditors and must pre-approve all services provided by the independent auditors.  Both the independent auditors and the Company’s internal auditor report directly to and meet with the Audit Committee.

Management has the primary responsibility for financial statements and the reporting process.  The Company’s firm of independent auditors, which for fiscal year 2022 was Grant Thornton LLP, is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with U.S. generally accepted accounting principles.  The Audit Committee has reviewed and discussed with management and Grant Thornton the audited financial statements as of and for the year ended May 1, 2022.  The Audit Committee has also discussed with Grant Thornton the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.  In addition, the Audit Committee has received from Grant Thornton the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with Grant Thornton its independence from the Company and its management.  The Audit Committee also has considered whether Grant Thornton’s provision of non-audit services, if any, to the Company is compatible with the concept of auditor independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended May 1, 2022 for filing with the Securities and Exchange Commission.

The foregoing report has been furnished by members of the Audit Committee.

John A. Baugh, Chairman

Perry E. Davis

Sharon A. Decker

Kimberly B. Gatling

Fred A. Jackson

Jonathan L. Kelly

FEES PAID TO INDEPENDENT AUDITORS

The following table sets forth the fees billed to the Company by Grant Thornton LLP for services in fiscal 2022 and fiscal 2021.

	Fiscal 2022	Fiscal 2021
Audit Fees	$555,806	$542,061
Audit-Related Fees (1)	$21,410	$8,000
Tax Fees (2)	$—	3,000
All Other Fees	—	—

(1)

Audit-Related fees for fiscal 2022 primarily consists of fees for assistance with IT control matters related to testing system access.  Audit-Related fees for fiscal 2021 primarily consists of fees for assistance with accounting matters related to our mattress fabrics segment.

(2) Tax fees for fiscal 2021 consists of fees for assistance with compliance with new IRS regulations.

The Audit Committee’s policy is to approve in advance all audit fees and terms and all non-audit services provided by the independent auditors.  Under the policy, and in accordance with the Sarbanes-Oxley Act of 2002, any member of the Audit Committee who is an independent member of the Board of Directors may approve proposed non-audit services that arise between committee meetings, provided that the decision to pre-approve the service is presented at the next scheduled committee meeting.  The Audit Committee pre-approved 100% of the services provided by Grant Thornton during fiscal 2022.

PROPOSAL 2:  RATIFICATION OF INDEPENDENT AUDITORS

The Audit Committee of the Board is responsible for the appointment, compensation, and retention of our independent auditors.  Grant Thornton LLP served as the independent auditors for the Company for fiscal year 2022.  The Board of Directors recommends that the shareholders ratify the appointment of Grant Thornton LLP to serve as the independent auditors for the Company for fiscal year 2023.  If the shareholders do not ratify this appointment, the Audit Committee will consider other independent auditors.

Grant Thornton LLP has served as the independent auditor for the Company since 2007.  Representatives of Grant Thornton LLP are expected to attend the Annual Meeting and will have the opportunity to make any statements they consider appropriate and to respond to shareholders’ questions.

The Board of Directors recommends a vote “FOR” the proposal to ratify the selection of

Grant Thornton LLP as independent auditors for fiscal year 2023.

PROPOSAL 3:  ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and Section 14A of the Securities Exchange Act of 1934 require that shareholders vote on an advisory resolution approving the compensation policies and procedures for the Company’s named executive officers (NEOs).  A list of NEOs is provided in the “Summary Compensation Table” on page 35.  This advisory vote, commonly referred to as a Say on Pay vote, is non-binding.

As outlined in the Compensation Discussion and Analysis section beginning on page 21, the primary purpose of the Company’s fiscal 2022 executive compensation program was to support the corporate business goals of increasing earnings, return on capital, cash generation, and shareholder value. To that end, the fiscal 2022 compensation program focused on four secondary objectives:

•	Embracing a pay for results philosophy. Total pay is directly aligned with Company performance success through the use of management incentives;
•	Attracting and retaining management with the knowledge, skills, and ability to lead the Company successfully;
•	Fairly compensating management for their service to the Company, which helps to retain and motivate them; and
•	Aligning long-term interests of management with those of shareholders.

In support of these secondary objectives for our fiscal 2022 executive compensation program, the Compensation Committee, which is comprised exclusively of independent directors, began the incremental process of positioning base salaries and target-levels for short-term (annual) and long-term incentive award opportunities for our NEOs to be more in line with market 50th percentile (or median) levels as compared to the Company’s peer group of companies, consistent with the adjusted pay positioning targets approved by the Compensation Committee in fiscal 2021.  For information about the prior pay positioning targets, see the detailed discussion on page 25. The adjusted positioning will be implemented gradually over a period of years in order to transition from the Company’s prior pay positioning targets and reach the new adjusted pay positioning targets relative to the Company’s peer group.  Based on this implementation, our executive compensation program for fiscal 2022 considered the following factors:

(1)  Consideration of the compensation paid to executive officers at comparable companies, with an objective to make incremental adjustments to position base salaries and target-levels for short-term (annual) and long-term incentive award opportunities for NEOs be more in line with market 50th percentile (or median) over a period of years;

(2)	The Company’s financial results compared to challenging performance targets (using 80% operating income and 20% cash flow measures) for fiscal 2022 annual incentives;

(3) Using a combination of performance-based and time-based awards for long-term incentives in order to align pay with the Company’s longer-term performance success, and also enhance the Company’s ability to retain key employees and align the long-term interests of management with those of the Company’s shareholders; and

(4)	Each individual officer’s assessed performance contribution to the Company.

Relying on these four factors, the Compensation Committee developed a fiscal 2022 compensation program that included a mixture of fixed, performance-based, and time-based compensation.  Fixed compensation reflects gradual adjustments to move toward the adjusted pay positioning targets of the market 50th percentile (or median), instead of below market median.  It also reflects each executives’ performance and contribution to the Company in the prior fiscal year, each executives’ responsibilities and tenure, the Company’s financial performance, current market conditions with respect to disruption from the COVID-19 pandemic, and management’s recommendation.  Performance-based compensation includes annual bonuses tied to achievement of pre-established, short-term financial goals and equity awards designed to align executives’ long-term interests with those of shareholders.  Time-based compensation includes equity awards designed to retain key executives and align executives’ long-term interests with those of shareholders.  The Company encourages shareholders to read the Executive Compensation section of this Proxy Statement for additional information on compensation policies and procedures for the fiscal 2022 year, as well as changes for the fiscal 2023 executive compensation program.  This material is found on pages 21 to 42.

In addition, our corporate culture and compensation philosophy calls for rewarding successful results, rather than effort, through performance-based and variable incentives.  Our fiscal 2022 compensation program was intended to support the following:

•	continuing to be a market leader in terms of product innovation within our industry;
•	a planned and disciplined approach to managing our business and the utilization of capital;
•	maintaining a strong focus on growth in earnings, return on capital, cash generation, and shareholder returns;
•	prudent/calculated risk taking;

•	being more team oriented than individual-accountability oriented;
•	decision making that is decentralized as pertains to sales, marketing, and operations, and centralized as pertains to strategic matters; and
•	a balanced time perspective as relates to the long-term and the short-term.

Because the Board of Directors and the Compensation Committee believe these compensation policies, procedures, and our corporate culture and compensation philosophy advance the Company’s short- and long-term interests, the Board recommends an advisory vote “for” the following resolution:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Securities and Exchange Commission Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative disclosures in this Proxy Statement.”

While this vote is not binding on the Board of Directors, the Compensation Committee will consider the vote results when making future executive compensation decisions.

The Board of Directors recommends a vote “FOR” the advisory resolution approving the Company’s executive compensation.

SHAREHOLDER PROPOSALS FOR 2023 MEETING

Shareholders may submit proposals appropriate for shareholder action at the Company’s Annual Meeting consistent with the regulations of the Securities and Exchange Commission and the Company’s bylaws.

As prescribed by Rule 14a-8 under the Exchange Act, qualifying shareholders may present proper proposals for inclusion in our proxy statement for consideration at next year’s annual meeting of stockholders.  For a Rule 14a-8 shareholder proposal to be timely and considered for inclusion in our proxy statement for our 2023 annual meeting of stockholders, the proposal must comply with all applicable requirements of Rule 14a-8, including with respect to ownership of our common stock, and our secretary must receive the written proposal at our principal executive offices by the deadline prescribed by Rule 14a-8 under the Exchange Act (provided that the 2023 Annual Meeting is not held more than 30 days from the first anniversary of the 2022 Annual Meeting, the applicable deadline will be April 27, 2023).

In addition, the Company’s bylaws establish an advance notice requirement for any proposals by shareholders, including nominations for director, to be considered at the Annual Meeting.  In general, written notice must be received by the Company’s secretary not less than 60 days nor more than 90 days prior to the Annual Meeting, and must contain information specified in the bylaws concerning the matter to be brought before such meeting and concerning the shareholder proposing such a matter and, in the case of nominations for director, setting forth certain biographical and other information about the persons nominated (see also “Director Nomination Process” on page 18).  Accordingly, to be considered at the 2023 Annual Meeting, proposals must be received by the Company’s secretary no earlier than June 29, 2023, and no later than July 29, 2023.  Shareholder proposals should be directed to Culp, Inc., Attention: Corporate Secretary, 1823 Eastchester Drive, High Point, North Carolina 27265.

In addition to satisfying the foregoing requirements under our bylaws, to comply with the SEC’s universal proxy rules (once effective), shareholders who intend to solicit proxies in support of director nominees other than the board of directors’ nominees must provide notice that sets forth the information required by SEC Rule 14a-19 no later than July 30, 2023 (unless we move the meeting up or delay it by more than 30 days from September 28, 2023).

DELIVERY OF ADDITIONAL COPIES OF PROXY STATEMENT

As permitted by the Securities Exchange Act of 1934, as amended, only one copy of the Proxy Statement and Annual Report is being delivered to shareholders residing at the same address, unless such shareholders have notified the Company of their desire to receive multiple copies of the Proxy Statement.  The Company will promptly deliver, upon oral or written request, a separate copy of the Proxy Statement and Annual Report to any shareholder residing at an address to which only one copy was mailed.  Requests for additional copies and/or requests for multiple copies of the Proxy Statement and Annual Report in the future should be directed to Culp Inc., Attn. Ashley C. Durbin, Corporate Secretary, 1823 Eastchester Drive, High Point, North Carolina 27265, or by calling (336) 889-5161 and asking to speak to Ms. Durbin.

Shareholders residing at the same address and currently receiving multiple copies of the Proxy Statement and Annual Report may contact the Company as noted above to request that only a single copy of the Proxy Statement and Annual Report be mailed in the future.

OTHER MATTERS

The Company’s management is not aware of any matter that may be presented for action at the Annual Meeting other than the matters set forth herein.  Should any matters requiring a vote of the shareholders arise, it is intended that the accompanying proxy will be voted in respect thereof in accordance with the best judgment of the person or persons named in the proxy, discretionary authority to do so being included in the proxy.

By Order of the Board of Directors,

FRANKLIN N. SAXON
Executive Chairman

THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS SOLICITED, AND TO EACH PERSON REPRESENTING THAT AS OF THE RECORD DATE FOR THE ANNUAL MEETING HE OR SHE WAS A BENEFICIAL OWNER OF SHARES OF THE COMPANY, ON WRITTEN REQUEST, A COPY OF THE COMPANY’S 2022 ANNUAL REPORT ON FORM 10‑K TO THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULES THERETO.  SUCH WRITTEN REQUEST SHOULD BE DIRECTED TO CULP, INC., ATTENTION: ASHLEY C. DURBIN, CORPORATE SECRETARY, 1823 EASTCHESTER DRIVE, HIGH POINT, NORTH CAROLINA 27265.

CULP VOTE

Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Online
Go to www.investorvote.com/culp or scan the QR code — login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

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Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

A Proposals — The Board of Directors recommends a vote FOR the listed nominees and FOR Proposals 2 and 3.

1. Election of Directors:

Nominee	For	Withhold
01 - John A. Baugh	☐	☐
02 - Robert G. Culp, IV	☐	☐
03 - Perry E. Davis	☐	☐
04 - Sharon A. Decker	☐	☐
05 - Kimberly B. Gatling	☐	☐
06 - Fred A. Jackson	☐	☐
07 - Jonathan L. Kelly	☐	☐
08 - Franklin N. Saxon	☐	☐

Proposal	For	Against	Abstain
2. PROPOSAL to ratify the appointment of Grant Thornton LLP as the Company's independent auditors for fiscal 2023.	☐	☐	☐
3. Say on Pay – On an advisory basis, to approve the compensation of our named executive officers as disclosed in the Proxy Statement.	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Be sure to date and sign this Proxy. (Please sign exactly as your name appears on this card. If signing as attorney, administrator, executor, guardian, or trustee, please give such title. If signing on behalf of a corporation, please give name and title of authorized officer signing.)

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

C Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/culp IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — Culp, Inc. This Proxy is Solicited on Behalf of the Board of Directors The undersigned hereby appoints Robert G. Culp, IV, Kenneth R. Bowling, and Ashley C. Durbin, and each of them, attorneys and proxies with full power of substitution, to act and vote as designated below the shares of common stock of Culp, Inc. held of record by the undersigned on July 28, 2022, at the Annual Meeting of Shareholders to be held on September 28, 2022, or any adjournment or adjournments thereof. This proxy will be voted as directed herein. If no direction is made, this proxy will be voted for the nominees listed in proposal 1 and for proposals 2 and 3. If, at or before the time of the meeting, any of the nominees listed on the reverse side has become unavailable for any reason, the proxies have the discretion to vote for a substitute nominee or nominees. This proxy also confers discretionary authority to vote on the approval of minutes, any matters incident to the conduct of the meeting, or any other matters that may properly come before the meeting. PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.